                                                Filed pursuant to Rule 424(b)(5)
                                                     Registration No. 333-124003

 PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 20, 2005)

                                1,400,000 SHARES


                                 [CapLease LOGO]


             8.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

                    LIQUIDATION PREFERENCE $25.00 PER SHARE

    We are offering 1,400,000 shares of our 8.125% Series A cumulative redeemable preferred stock, par value $.01 per share. We will pay cumulative dividends on the Series A preferred stock from the date of original issuance in the amount of $2.03125 per share each year, which is equivalent to 8.125% of the $25.00 liquidation preference per share. Dividends on the Series A preferred stock will be payable quarterly in arrears, beginning on January 17, 2006.

    Investors in our Series A preferred stock generally will have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and under certain other circumstances.

    We may not redeem the Series A preferred stock before October 19, 2010, except to preserve our status as a real estate investment trust. On and after October 19, 2010, we may, at our option, redeem the Series A preferred stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to and including the date of redemption. Our Series A preferred stock has no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities.

    Our stock is subject to an ownership limit of 9.9% of the value or number of all outstanding shares, which is designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See "Description of the Series A Preferred Stock -- Restrictions on Ownership" on page S-21 of this prospectus supplement and "Restrictions on Ownership and Transfer" on page 41 of the accompanying prospectus for more information about these restrictions.

    There is currently no public market for our Series A preferred stock. We have filed an application to list our Series A preferred stock on the New York Stock Exchange under the symbol "LSEPrA." If this application is approved, we expect trading of the Series A preferred stock will commence within 30 days of the initial delivery of the shares.

--------------------------------------------------------------------------------
INVESTING IN THE SERIES A PREFERRED STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 4 OF THE ACCOMPANYING PROSPECTUS.


                                                       PER SHARE        TOTAL
                                                      ------------   -----------
Price to public...........................             $25.0000      $35,000,000
Underwriting discounts and commissions....             $ 0.7875      $ 1,102,500
Proceeds, before expenses, to us..........             $24.2125      $33,897,500

--------------------------------------------------------------------------------

    We expect that the Series A preferred stock will be ready for delivery in book-entry form through the Depository Trust Company on or about October 19, 2005.

    We have granted to the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to an additional 210,000 shares of Series A preferred stock at the public offering price per share, less underwriting discounts and commissions, to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WACHOVIA SECURITIES
  SOLE BOOKRUNNING MANAGER

                   FRIEDMAN BILLINGS RAMSEY
                          JOINT LEAD MANAGER

                                      A.G. EDWARDS
                                                            RBC CAPITAL MARKETS

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 13, 2005.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT


                                                                            PAGE
                                                                            ----
Forward-Looking Statements .............................................    S-ii
About This Prospectus Supplement .......................................   S-iii
Summary ................................................................     S-1
Risk Factors ...........................................................     S-7
Use of Proceeds ........................................................     S-8
Capitalization .........................................................     S-8
The Company ............................................................     S-9
Ratio of Earnings to Fixed Charges .....................................    S-16
Description of the Series A Preferred Stock ............................    S-17
Supplemental Federal Income Tax Considerations .........................    S-21
Underwriting ...........................................................    S-23
Legal Matters ..........................................................    S-25
Experts ................................................................    S-25
Where You Can Find More Information ....................................    S-25
                                   PROSPECTUS
                                                                            PAGE
                                                                            ----
About This Prospectus ..................................................       1
Where You Can Find More Information ....................................       1
The Company ............................................................       3
Risk Factors ...........................................................       4
Forward-Looking Statements .............................................      23
Use of Proceeds ........................................................      23
Ratio of Earnings to Fixed Charges .....................................      24
Description of Common Stock ............................................      25
Certain Provisions of Maryland Law and of Our Charter and Bylaws .......      27
Partnership Agreement ..................................................      32
Description of Preferred Stock .........................................      36
Restrictions on Ownership and Transfer .................................      41
Description of Debt Securities .........................................      44
Federal Income Tax Consequences of Our Status as a REIT ................      49
Other Tax Consequences .................................................      68
Book-Entry Securities ..................................................      70
Plan of Distribution ...................................................      72
Legal Matters ..........................................................      73
Experts ................................................................      73

--------------------------------------------------------------------------------


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. AN OFFER TO SELL THESE SECURITIES WILL NOT BE MADE IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ONLY ACCURATE AS OF THE DATE OF THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT OR ACCOMPANYING PROSPECTUS, AS APPLICABLE. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                           FORWARD-LOOKING STATEMENTS


    This prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "strategy," "will" and other words of similar meaning. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

   o our ability to make additional investments in a timely manner or on acceptable terms;

   o our ability to obtain long-term financing for our asset investments at the spread levels we project when we invest in the asset;

   o adverse changes in the financial condition of the tenants underlying our net lease investments;

   o increases in our financing costs and/or our general and administrative costs;

   o changes in our industry, the industries of our tenants, interest rates or the general economy;

   o the success of our hedging strategy;

   o our ability to raise additional capital;

   o our ability to complete pending net lease real property acquisitions and/ or other net lease investments in a timely manner or at all;

   o impairments in the value of the collateral underlying our investments;

   o the degree and nature of our competition; and

   o the other factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including those described under the caption "Risk Factors."

    In addition, we may be required to defer revenue recognition on real properties we acquire if the property is under construction or is not yet ready for occupancy.

    Any forward-looking statement speaks only as of its date. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date made.

                        ABOUT THIS PROSPECTUS SUPPLEMENT


    This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Series A preferred stock, this offering and other matters relating to us. The second part, the accompanying prospectus, gives more general information about our company and securities we may offer from time to time, some of which does not apply to this offering or the Series A preferred stock.

    To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.

                                ----------------

    When used in this prospectus, except where the context otherwise requires, the terms "we," "our," "us," "our company" and "the Company" refer to Capital Lease Funding, Inc. and its predecessors and subsidiaries.

    For purposes of determining which assets in our portfolio involve tenants with an investment grade credit rating, we have treated a limited number of assets that received a private investment grade credit rating from either or both of Moody's Investors Service and Standard & Poor's Corporation in connection with our March 2005 collateralized debt obligation, or CDO, transaction as involving a tenant with an investment grade credit rating. Also, for purposes of determining which owned properties involve tenants with an investment grade credit rating, we have treated owned properties as involving a tenant with an investment grade credit rating if the property is primarily leased to a tenant with an investment grade credit rating.

                                    SUMMARY

    This summary highlights selected information about us and this offering. It may not contain all the information that may be important to you in deciding whether to invest in our Series A preferred stock. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes included or incorporated by reference herein, before making an investment decision. Unless otherwise specified, the information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                                  OUR COMPANY

    We are an internally-managed company that focuses on debt and equity investments in commercial real estate properties that are leased on a long-term basis to a single tenant. We concentrate on properties that are leased to high credit quality tenants pursuant to what we call a net lease, where the tenant (rather than the landlord) has the obligation to pay for, or pay for and perform, all or substantially all aspects of the property and its operations during the lease term.

    We invest at all levels of the capital structure of net lease properties, including direct investments in real estate (equity), debt investments (mortgage loans and net lease mortgage-backed securities) and mezzanine investments secured by mortgages or other collateral on net lease properties. As of June 30, 2005, direct investments in real estate constituted approximately 51% of our investments. Tenants underlying our investments generally are: (i) large public companies with investment grade or near investment grade ratings from either or both of Moody's Investors Service ("Moody's") and Standard & Poor's Corporation ("Standard & Poor's" or "S&P"),
(ii) governmental and quasi-governmental entities and (iii) not-for-profit entities. As of June 30, 2005, 100% of our owned properties and approximately 81% of our loan assets involve tenants with an investment grade credit rating.

    An important component of our portfolio investment strategy is to borrow against, or leverage, our assets, which enables us to originate additional investments and enhance our returns on invested equity capital. This strategy entails financing our mostly fixed rate net lease investments by using our existing warehouse facility or lines of credit on a reasonably short term basis and, as soon as practicable thereafter, financing the majority of these assets on a secured long-term fixed rate basis, including through CDOs and through traditional first mortgage debt obtained from third party lenders. We typically employ hedging strategies to mitigate interest rate risk while our fixed rate assets are financed in our floating rate warehouse facility or lines of credit. We expect our leverage to average 70% to 85% of our assets in portfolio. We believe that the combination of assets backed by long-term leases with high quality tenants coupled with long-term fixed rate financing will produce stable returns on our equity base.

    We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. As such, we generally are not subject to federal income tax on that portion of our income that is distributed to stockholders if we distribute at least 90% of our REIT taxable income to our stockholders by prescribed dates and comply with various other requirements.

    Our executive offices are located at 110 Maiden Lane, New York, New York 10005. Our telephone number is (212) 217-6300.

                                 RECENT EVENTS


ACQUISITIONS OF NET LEASE PROPERTIES

    During the quarter ended September 30, 2005, we acquired eight net lease real properties for an aggregate purchase price of $274.4 million.

    On August 11, 2005, we acquired five real properties totaling 292,105 rentable square feet for an aggregate purchase price of $97.5 million, including approximately $36.5 million in assumed debt. In addition, we issued approximately $35.5 million of mortgage debt secured by three of the properties. Each property is net leased to the United States Government. Two of the buildings are located in Birmingham, Alabama, and the remaining three buildings are located in Utah, Kansas and Texas. In addition, two of the buildings, totaling 58,927 rentable square feet, are under construction and are expected to be completed by March 2006. The leases for the completed buildings expire between May 2020 and November 2023. The leases on the buildings under construction will expire 15 years from building completion, subject to a termination right with respect to one of the buildings effective after 10 years from building completion.

    On September 9, 2005, we acquired a 207,055 rentable square foot Class A office building in North Bethesda, Maryland for a purchase price of $81.5 million. The building is 97% occupied with approximately 86% of it net leased to the National Institutes of Health, a United States Government entity, pursuant to a series of seven leases expiring between November 2007 and May 2012. In connection with the acquisition, we issued approximately $65.2 million of mortgage debt secured by the property.

    On September 28, 2005, we acquired an approximately 368,000 rentable square foot office and warehouse facility in Parsippany, New Jersey, for $75.0 million. The facility is net leased to Tiffany & Company pursuant to a lease that expires in September 2025. In connection with our acquisition, we issued $58.4 million of mortgage debt secured by the property.

LINES OF CREDIT

    On August 26, 2005, we entered into two short-term borrowing facilities with aggregate borrowing capacity of $100.0 million with Wachovia Bank, N.A. or its affiliate. The facilities permit us to finance our real property acquisitions for up to 90 days while we arrange long-term financing. Each facility has a 364-day term (terminates on August 25, 2006) and we have extended the term of our repurchase agreement with Wachovia Bank, N.A. to be coterminous with the two new facilities.

    The first acquisition facility has borrowing capacity of $75.0 million and permits us to borrow up to 60% of the fair market value of each asset financed. We will pay interest at prevailing short-term rates (30-day LIBOR plus 95 basis points), and each advance will have a 90-day term. Five percent of each advance must be repaid 30 days after it is borrowed, another 5% must be repaid 60 days after borrowing, and the balance must be repaid 90 days after borrowing.

    The second acquisition facility has borrowing capacity of $25.0 million and permits us to borrow up to 25% of the fair market value of each asset financed. We will pay interest at prevailing short-term rates (30-day LIBOR plus 225 basis points), and each advance will have a 90-day term.

DIVIDENDS

    On September 15, 2005, we declared a dividend of $0.18 per share of common stock payable on October 17, 2005 to stockholders of record as of September 30, 2005.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    On September 12, 2005, the Audit Committee of our Board of Directors dismissed Ernst & Young LLP as our independent registered public accounting firm, and engaged McGladrey & Pullen LLP as our new independent registered public accounting firm. There were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the disagreements in its audit reports.

REDUCTION OF WINN-DIXIE EXPOSURE

    On October 4, 2005, we announced that, as the owner of the most subordinate security class in the CMLBC 2001-1 securitization transaction (the "Trust"), we directed the Trust's special servicer to sell all of the $22.4 million of Winn-Dixie pass through certificates included in the collateral in the Trust. The sales were made in the second half of the third quarter of 2005 and were completed by September 30, 2005. As a result of these sales, the primary exposure to the Trust from Winn-Dixie backed collateral has been removed, and the Trust has realized losses that have impacted the carry value of the most junior classes of securities held by us. Accordingly, we expect to recognize a realized loss on these securities in the third quarter of 2005 of approximately $1.5 million, and a non-cash mark to market loss attributed to the reduction in the carry value of these securities in the amount of approximately $0.6 million, or $0.07 to $0.08 per share in the aggregate. Assuming there are no further losses in the Trust, the non-cash charge of $0.6 million will accrete back to us during the life of the remaining most junior class of security.

                                  THE OFFERING

ISSUER. . . . . . . . . . . . . . . .  Capital Lease Funding, Inc.

SECURITIES OFFERED. . . . . . . . . .  1,400,000 shares of 8.125% Series A cumulative redeemable preferred stock.
                                       We may sell up to 210,000 shares of
                                       Series A preferred stock upon exercise
                                       of the underwriters' over-allotment
                                       option.

DIVIDENDS . . . . . . . . . . . . . .  Investors will be entitled to receive cumulative cash dividends on the Series
                                       A preferred stock at a rate of 8.125% per annum of the $25.00 liquidation preference (equivalent to $2.03125 per annum per share). However, if the Series A preferred stock is delisted from the New York Stock Exchange following a "change of control," investors will be entitled to receive cumulative cash dividends on the Series A preferred stock at a rate of 9.125% per annum of the $25.00 liquidation preference (equivalent to $2.28125 per annum per share). To see how we define change of control for this purpose, see "Description of the Series A Preferred Stock--Dividends" below.
                                       Commencing on January 17, 2006, dividends will be payable quarterly on or about the 15th day of each January, April, July and October. Dividends on the Series A preferred stock will be cumulative from the date of original issuance, which is expected to be October 19, 2005.

LIQUIDATION PREFERENCE. . . . . . . .  If we liquidate, dissolve or wind up our operations, the holders of our Series A
                                       preferred stock will have the right to
                                       receive $25.00 per share, plus all
                                       accrued and unpaid dividends (whether or not declared) to the date of payment, before any payment is made to the holders of our common stock and any other of our equity securities ranking junior to the Series A preferred stock. The rights of the holders of the Series A preferred stock to receive the liquidation preference will be subject to the rights of holders of our debt, holders of any equity securities senior in liquidation preference to the Series A preferred stock and the proportionate rights of holders of each other series or class of our equity securities ranked on a parity with the Series A preferred stock.

NO MATURITY . . . . . . . . . . . . .  The Series A preferred stock does not have any stated maturity date and will
                                       not be subject to any sinking fund or
                                       mandatory redemption provisions.
                                       Accordingly, the shares of Series A
                                       preferred stock will remain outstanding
                                       indefinitely unless we decide to redeem
                                       them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series A preferred stock.

OPTIONAL REDEMPTION . . . . . . . . .  We may not redeem the Series A preferred stock prior to October 19, 2010, except
                                       in certain limited circumstances
                                       relating to the ownership limitation
                                       necessary to preserve our qualification
                                       as a REIT. On and after October 19,
                                       2010, we may redeem the Series A
                                       preferred stock for cash at our option,
                                       in whole or from time to time in part,
                                       at a
                                       redemption price of $25.00 per share,
                                       plus accrued and unpaid dividends
                                       (whether or not declared) to the
                                       redemption date.

RANKING . . . . . . . . . . . . . . .  The Series A preferred stock will rank senior to our common stock and future
                                       junior securities, equal with future
                                       parity securities and junior to future
                                       senior securities and to all our
                                       existing and future indebtedness, with
                                       respect to the payment of dividends and
                                       the distribution of amounts upon
                                       liquidation, dissolution or winding up.

VOTING RIGHTS . . . . . . . . . . . .  Holders of our Series A preferred stock generally will have no voting rights.
                                       However, if we do not pay dividends on
                                       the Series A preferred stock for six or
                                       more quarterly periods (whether or not
                                       consecutive), the holders of the shares
                                       (voting together as a single class with
                                       all other shares of any class or series
                                       of shares ranking on a parity with the
                                       Series A preferred stock which are
                                       entitled to similar voting rights, if
                                       any) will be entitled to vote for the
                                       election of two additional directors to
                                       serve on our Board of Directors until
                                       all dividends in arrears on outstanding
                                       shares of Series A preferred stock have
                                       been paid or declared and set apart for
                                       payment. In addition, the issuance of
                                       future senior shares or certain changes
                                       to the terms of the Series A preferred
                                       stock that would be materially adverse
                                       to the rights of holders of Series A
                                       preferred stock cannot be made without
                                       the affirmative vote of holders of two-
                                       thirds of the outstanding Series A
                                       preferred stock.

INFORMATION RIGHTS. . . . . . . . . .  During any period in which we are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but shares of Series A preferred stock are outstanding, we will mail to all holders of Series A preferred stock, as their names and addresses appear in our record books, copies of the annual reports and quarterly reports that we would have been required to file with the Securities and Exchange Commission (SEC) if we were so subject (other than any exhibits that would have been required). We will mail the reports within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to the reporting requirements of the Exchange Act. In addition, during the same period, we will, promptly upon written request, supply copies of such reports to any prospective holder of Series A preferred stock.

OWNERSHIP LIMIT . . . . . . . . . . .  Subject to certain exceptions, no person may own, directly or indirectly, more
                                       than 9.9% of the value or number,
                                       whichever is more restrictive, of
                                       outstanding shares of our capital stock.

LISTING . . . . . . . . . . . . . . .  We have applied to list the Series A preferred stock on the New York Stock
                                       Exchange (NYSE) under the symbol

                                       "LSEPrA." If approved for listing, we
                                       expect trading of the Series A preferred stock on the NYSE to commence within the 30-day period after the initial delivery of the Series A preferred stock.

FORM. . . . . . . . . . . . . . . . .  The Series A preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances.

CONVERSION. . . . . . . . . . . . . .  The Series A preferred stock is not convertible into or exchangeable for any of our other securities or property.

USE OF PROCEEDS . . . . . . . . . . .  We intend to use the net proceeds from the sale of the Series A preferred stock to repay or reduce our current short-term borrowings and for general corporate purposes.

RISK FACTORS. . . . . . . . . . . . .  See "Risk Factors" beginning on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus to read about certain risks you should consider before buying shares of our Series A preferred stock.

                                  RISK FACTORS

    An investment in the Series A preferred stock involves certain risks, including those described below and in the section entitled "Risk Factors" beginning on page 4 of the accompanying prospectus. Before you invest in the Series A preferred stock, you should carefully consider these risks, together with the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

OUR SERIES A PREFERRED STOCK HAS NOT BEEN RATED AND WILL BE SUBORDINATE TO OUR DEBT, AND YOUR INTERESTS COULD BE DILUTED BY THE ISSUANCE OF ADDITIONAL PREFERRED STOCK AND BY OTHER TRANSACTIONS.

    The Series A preferred stock has not been rated by any nationally recognized statistical rating organization and will be subordinate to all of our existing and future debt. Our future debt may include restrictions on our ability to pay dividends to preferred stockholders. Our charter currently authorizes the issuance of up to 100,000,000 shares of preferred stock in one or more series. Our charter currently authorizes the issuance of up to 500,000,000 shares of common stock. In addition, our Board of Directors has the power to reclassify unissued common stock as preferred stock, and to amend our charter, without any action by our stockholders, to increase the aggregate number of shares of our stock or the number of shares of stock of any class or series, including preferred stock, that we have authority to issue. The issuance of additional preferred stock in parity with or senior to the Series A preferred stock would dilute the interests of the holders of the Series A preferred stock, and any issuance of preferred stock senior to the Series A preferred stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A preferred stock. None of the provisions relating to the Series A preferred stock contains any provisions affording the holders of the Series A preferred stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Series A preferred stock, so long as the rights of the Series A preferred stock holders are not materially and adversely affected.

AS A HOLDER OF SERIES A PREFERRED STOCK YOU HAVE EXTREMELY LIMITED VOTING
RIGHTS.

    Your voting rights as a holder of Series A preferred stock will be limited. Shares of our common stock are the only class carrying full voting rights. Voting rights for holders of Series A preferred stock exist primarily with respect to adverse changes in the terms of the Series A preferred stock, the creation of additional classes or series of preferred stock that are senior to the Series A preferred stock and our failure to pay dividends on the Series A preferred stock.

LISTING ON THE NEW YORK STOCK EXCHANGE DOES NOT GUARANTEE A MARKET FOR OUR SERIES A PREFERRED STOCK.

    Although we expect our Series A preferred stock to be listed on the New York Stock Exchange, we cannot assure you that an active or liquid trading market will develop or, if developed, will be sustained or that it will provide you with a means to sell your shares. Since the Series A preferred stock has no stated maturity date, investors seeking liquidity may be limited to selling their shares in the secondary market. If an active trading market does not develop, the market price and liquidity of the Series A preferred stock may be adversely affected. Even if an active public market does develop, we cannot guarantee you that the market price for the Series A preferred stock will equal or exceed the price you pay for your shares.

    The market determines the trading price for the Series A preferred stock and may be influenced by many factors, including our history of paying dividends on the Series A preferred stock, variations in our financial results, the market for similar securities, investors' perception of us, our issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because the Series A preferred stock will carry a fixed dividend rate, its value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes.

                                USE OF PROCEEDS

    We expect to receive approximately $33.8 million from this offering (or approximately $38.9 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use these net proceeds:

   o to repay or reduce our current short-term borrowings under our repurchase agreement with Wachovia Bank, N.A.; and

   o for general corporate purposes.

    Our repurchase agreement matures on August 25, 2006. Our proceeds from borrowings under this agreement were used to finance asset investments. At August 31, 2005, the weighted average interest rate payable on our repurchase agreement was 4.52% and the principal amount outstanding was $86.8 million. Wachovia Bank, N.A. is an affiliate of Wachovia Capital Markets, LLC, the sole bookrunning manager of this offering.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2005, on a historical basis and as adjusted to give effect to the issuance and sale of 1,400,000 shares of our Series A preferred stock in this offering and the application of the net proceeds as described under "Use of Proceeds," as if each had occurred on June 30, 2005.


                                                          AS OF JUNE 30, 2005
                                                        ------------------------
                                                             (IN THOUSANDS)
                                                        HISTORICAL   AS ADJUSTED
                                                        ----------   -----------
DEBT:
 Repurchase agreement obligations ..................     $ 45,744      $ 11,946
 Mortgages on real estate investments ..............      265,314       265,314
 Mortgages on real estate investments consolidated
   under FIN 46.....................................       50,887        50,887
 Collateralized debt obligations ...................      268,138       268,138
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 100,000,000
   shares authorized, no shares issued and
   outstanding, 1,400,000 shares of Series A
   Cumulative Redeemable Preferred Stock issued and
   outstanding as adjusted (liquidation preference
   of $25.00 per share).............................           --            14
 Common stock, $.01 par value, 500,000,000 shares
   authorized, 27,868,480 shares issued and
   outstanding......................................          279           279
 Additional paid-in capital ........................      246,445       280,229
 Accumulated other comprehensive income ............         (191)         (191)
                                                         --------      --------
 Total stockholders' equity ........................      246,533       280,331
                                                         --------      --------
Total capitalization ...............................     $876,616      $876,616
                                                         ========      ========

                                  THE COMPANY

OVERVIEW

    We are an internally-managed company that focuses on debt and equity investments in commercial real estate properties that are leased on a long-term basis to a single tenant. We concentrate on properties that are leased to high credit quality tenants pursuant to what we call a net lease, where the tenant (rather than the landlord) has the obligation to pay for, or pay for and perform, all or substantially all aspects of the property and its operations during the lease term.

    We invest at all levels of the capital structure of net lease properties, including direct investments in real estate (equity), debt investments (mortgage loans and net lease mortgage-backed securities) and mezzanine investments secured by mortgages or other collateral on net lease properties. As of June 30, 2005, direct investments in real estate constituted approximately 51% of our investments. Since June 30, 2005, we have acquired eight net lease real properties for an aggregate purchase price of $274.4 million, and we currently expect that direct investments in real estate will constitute 60% to 70% of our portfolio going forward. Tenants underlying our investments generally are: (i) large public companies with investment grade or near investment grade ratings from either or both of Moody's and Standard & Poor's, (ii) governmental and quasi-governmental entities and (iii) not-for-profit entities. As of June 30, 2005, 100% of our owned properties and approximately 81% of our loan assets involve tenants with an investment grade credit rating.

    Our senior management team has worked together for over 10 years and has been an innovator in the net lease marketplace. Since 1996, we have originated, structured and closed approximately $3.2 billion in net lease transactions (primarily debt), involving more than 500 properties with more than 75 credit tenants. We believe we were the first lender to originate and securitize a rated transaction of commercial mortgage loans on properties with long-term, single-tenant net leases to a diverse group of high credit-quality tenants. This first securitization was completed in 1997. We also have played a lead role in working with the rating agencies to develop and implement lease enhancement mechanisms that have improved the ability to finance net lease properties based on the tenant's credit. Many of these mechanisms are now market standard. Prior to our initial public offering, we participated in four securitizations aggregating approximately $1.5 billion. In addition, we structured or sold in excess of $1.0 billion of loans on a whole-loan basis or in small structured loan pools.

    We were incorporated during October 2003 for the purpose of continuing the existing business operations of Capital Lease Funding, LLC, which had been in the net lease business since 1994. On March 24, 2004, we completed an initial public offering of 23.0 million shares of our common stock priced to the public at $10.50 per share, raising net proceeds of $221.8 million, and began trading on the New York Stock Exchange under the symbol "LSE." Since our initial public offering, we have pursued an on-balance sheet portfolio investment strategy, rather than an originate-and-sell strategy, to provide us with greater flexibility in all areas of our business to finance and acquire net lease assets that meet our risk-adjusted return criteria. Since our initial public offering and through June 30, 2005, we have closed approximately $651.9 million in net lease transactions (net of loans sold), bringing our total investment portfolio as of June 30, 2005 to approximately $747.2 million (net of intangible liabilities on real estate investments).

    We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. As such, we generally are not subject to federal income tax on that portion of our income that is distributed to stockholders if we distribute at least 90% of our REIT taxable income to our stockholders by prescribed dates and comply with various other requirements.

MARKET OPPORTUNITY

    We believe that there is a significant market opportunity to earn attractive risk-adjusted returns in the net lease market. We estimate that the total amount of net lease transactions in the United States that would meet our general criteria is approximately $15 billion to $25 billion per year. Corporations and many other users of real estate utilize single tenant properties for a variety of purposes, including office buildings for corporate headquarters and regional operations, industrial facilities for the storage and distribution of goods, and freestanding retail stores such as major discount stores, drug stores and home improvement stores.

    Investment yields on high credit quality net lease assets have traditionally exceeded those on comparably rated unsecured bonds (based on our experience in financing these assets since 1996). We believe that these two investments are comparable as each is subject to the same credit risk (the failure of the underlying tenant or bond issuer). In addition, we believe high credit quality net lease investments present a lower overall risk than unsecured bonds. Our loan investments generally require three distinct triggering events before our cash flows from the investment are interrupted.

Trigger Number 1:                      Bankruptcy or default of the underlying
                                       tenant.

Trigger Number 2:                      Tenant rejects the underlying lease.

                                       o Provisions of the U.S. Bankruptcy
                                         Code permit the tenant in a Chapter
                                         11 bankruptcy reorganization to
                                         assume or reject the lease.

Trigger Number 3:                      Borrower/owner of the property does not
                                       meet its obligations to pay the loan.

                                       o The borrower/owner may desire to
                                         protect its interest in the property
                                         (e.g., if the property value exceeds
                                         the loan amount or for other
                                         strategic reasons).

In addition, if these three triggers occur, we have a mortgage on the property which permits us to foreclose and sell or re-lease the property.

    Our real property purchases generally require the first two triggers (but not the third), and if both occur, we, as owner of the property, can sell or re-lease the property.

OUR COMPETITIVE STRENGTHS

    EXPERIENCED MANAGEMENT TEAM. Our chief executive officer, Paul H. McDowell, our president, William R. Pollert, and our senior vice president, chief financial officer and treasurer, Shawn P. Seale, founded the predecessor to our company in 1994 and have since managed our business. Our chairman, Lewis
S. Ranieri, joined us in 1995 in connection with an investment in our company by Hyperion Partners II L.P. Over the years, we have added key senior management personnel, including our senior vice president and chief investment officer, Robert C. Blanz, in 1999, who has significant rating agency experience as a former executive with Standard & Poor's.

    MARKET EXPERTISE. We have recognized expertise in the net lease marketplace and the specialized lease enhancement mechanisms that we helped to develop are now market standard. These lease enhancement mechanisms are designed to mitigate or eliminate the risks associated with the termination or abatement of rent under a net lease for reasons other than the bankruptcy of the underlying tenant. We have worked extensively with Moody's and Standard & Poor's to develop rating criteria for net lease financing, and we continue to provide ongoing advice and assistance to these rating agencies on net lease financing issues.

    ORIGINATION AND UNDERWRITING CAPABILITIES. We have an experienced in-house team of originators and underwriters that originate, structure, underwrite and close our transactions. In addition, we have developed an extensive national network of borrowers, tenants, mortgage brokers, investment sale brokers, lenders, institutional investors and other market participants that helps us to identify and originate a variety of net lease financing and investment opportunities. We also have an in-depth understanding of the real estate and credit risks unique to net lease financing and investment. Prior to funding, we subject each investment we make to a comprehensive due diligence review and the approval of our investment committee. Our investment committee consists of six of our key employees. We also have an Investment Oversight Committee of our Board of Directors that approves our investments in excess of $50.0 million.

    SECURITIZATION EXPERTISE. We have substantial experience in securitizing net lease assets. Prior to our initial public offering, we generally structured outright sales of pools of our loans to securitization vehicles, commonly referred to as "gain-on-sale" securitizations. Now, in addition to traditional mortgage debt, we finance our assets through CDOs. We completed our first CDO financing in March 2005. A CDO is a form of securitization that is treated as a "financing" for tax and accounting purposes. In a CDO, we retain ownership of the securitized assets through a trust or other bankruptcy remote subsidiary and finance those assets with long-term fixed-rate debt. We seek to match the generally fixed payments on our long-term assets with long-term fixed rate debt, such that changes in prevailing interest rates, credit spreads and the credit quality of the tenant during the term of the debt obligation will not increase our financing costs for those assets. We expect this match-funded strategy to reduce our refinancing risk and to allow us to earn consistent returns on our investments.

OUR STRATEGY

    Our principal business objective is to generate attractive risk-adjusted investment returns by investing in a broad range of assets. We plan to achieve our objective by focusing on the following core business strategies:

    ACQUIRING REAL PROPERTIES NET LEASED TO CREDIT TENANTS. Since our initial public offering, we have purchased net leased properties outright and have made this one of the core components of our business. In doing so, we have drawn on our extensive experience in the net lease business to evaluate tenant credit quality, lease structures and the commercial properties subject to net leases. As of June 30, 2005, direct investments in real estate constituted approximately 51% of our investments.

    EXPANDING NET LEASE LENDING BUSINESS. We intend to continue to build on our strong market presence and expanding borrower base to grow origination volume of our existing net lease loan products. Our existing loan products include:

       LONG-TERM CREDIT TENANT LOANS. We offer traditional long-dated fully amortizing (or nearly fully amortizing) or insured balloon loans secured by first mortgages on properties subject to long-term net leases, primarily to investment grade tenants. This product enables a borrower to receive the highest proceeds that a property's rent payments will support. We expect this typeof loan to continue to be our primary loan product. As of June 30, 2005, our portfolio contained $202.7 million of long-term credit tenant loans.

       10-YEAR CREDIT TENANT LOANS. For loans secured by net leases to lower investment grade tenants or near investment grade tenants, or shorter-term leases, we have developed a 10-year credit tenant loan product, for which we have received a United States patent. These loans are bifurcated into two notes, a real estate and a corporate credit note. Both notes are secured by a first mortgage on the underlying real property and an assignment of the lease and payments under the lease. The following summarizes the characteristics of the two notes:

                           REAL ESTATE NOTE                                               CORPORATE CREDIT NOTE
     -------------------------------------------------------------    -------------------------------------------------------------
    o 70 to 75% of loan amount                                        o 5 to 20% of loan amount
    o Senior claim on real estate                                     o Junior claim on real estate
    o Junior claim on rents in bankruptcy                             o Senior claim on rents in bankruptcy
    o 10-year term, balloon at maturity                               o 10-year term, fully amortizing
    o Significant debt service coverage and loan-to-value ratio       o Provides diversity and favorable yield when placed in a CDO

       We typically sell the real estate note to a commercial mortgage backed securities, or CMBS, conduit promptly following origination, and retain the corporate credit note in our portfolio. As of June 30, 2005, our portfolio contained $14.4 million of corporate credit notes.

       RECAPITALIZED LOANS. From time to time, as part of our long-term credit tenant loan program, we identify existing loans where we can offer the borrower improved terms, typically by amending the underlying lease to a long-term lease and refinancing or replacing the existing loan. We expect to continue to identify these opportunities in the future. As of June 30, 2005, our portfolio contained $19.5 million of recapitalized loans.

    ACQUIRING STRUCTURED INTERESTS IN NET LEASE ASSETS. We intend to continue to acquire structured interests in net lease assets from time to time. These investments may include CMBS or CDOs issued by our company or others, interest-only classes of CMBS and subordinate, mezzanine and equity interests in encumbered net lease assets. We believe we are well positioned to evaluate these investments due to our expertise with net lease assets. As of June 30, 2005, our portfolio contained $125.0 million of structured interest in net lease assets.

    SELECTIVELY DEVELOPING NET LEASE PROPERTIES. We have entered into arrangements with experienced real estate developers where we have the right to provide financing of construction and pre-construction costs for up to 20 Walgreen stores to be developed. We believe these investments will offer us the ability to capture above average returns with minimal capital invested and give us an advantage in making the permanent loan on the property, or purchasing our joint venture partner's interest at completion. Our investments have been and we expect will continue to be in the form of a subordinate loan and an equity interest in the owner and developer of the underlying project. As of June 30, 2005, we have funded loans on five properties for approximately $1.3 million.

    SELECTIVELY CONTINUING GAIN-ON-SALE TRANSACTIONS. On a limited and opportunistic basis, we intend to continue acquiring and promptly reselling net lease assets for an immediate gain. We generally conduct this gain-on-sale business through a taxable REIT subsidiary. From January 1, 2005 through June 30, 2005, we sold net lease assets for net gains of approximately $237,000.

    LEVERAGING. Our goal is to generate interest income from the loans we originate and rental income on the properties we own in excess of the interest costs on our financings. We intend to finance our assets on a long-term basis primarily through fixed-rate financings. We believe that the use of CDO structures and other term securitization structures, as well as traditional mortgage debt, will allow us to enhance returns on our assets, while reducing our exposure to interest rate fluctuations and refinancing risk, and allowing us to earn consistent returns on our investments. We typically employ hedging strategies to mitigate interest rate risk until our fixed-rate assets are financed with long-term debt instruments. Overall, we expect our leverage to average 70% to 85% of our assets in portfolio. All of our financing transactions are now, and we expect that they will continue to be, held on balance sheet.

    INTRODUCING VALUE-ADDED, INNOVATIVE PRODUCTS. As we have done in the past with our 10-year credit tenant loan product, we intend to develop new financing products and identify investment opportunities. As part of our product development strategy, we seek to design products and financing structures to assist us in meeting the specific requirements of our borrowers and tenants earlier in the construction, acquisition and borrowing cycle as a means of expanding and better controlling our asset originations. We also look for ways to expand our existing products. For example, during 2004, we began offering floating rate bridge loans to our borrowers.

OWNED PROPERTIES AS OF JUNE 30, 2005

    The tables below set forth certain information regarding our owned properties as of June 30, 2005.

                                                                                                                            BOOK
                                                                                                      2005                  VALUE
                                RATINGS                                                             ESTIMATED               AS OF
  TENANT OR                      (S&P/      BUSINESS      SQUARE   PROPERTY    PURCHASE    LEASE      ANNUAL    PURCHASE   JUNE 30,
  GUARANTOR       LOCATION    MOODY'S)(1)   CATEGORY       FEET      TYPE        DATE     MATURITY    RENT(3)     PRICE      2005
  ----------     ----------   -----------   --------      ------   --------    --------   --------   --------   --------  --------
Abbott           Columbus,      AA/A1        Office       111,776    Office      11/2004   10/2016   $   893   $ 12,025   $ 11,847
Laboratories     OH

Aon              Glenview,      BBB+/Baa2    Office       412,409    Office       8/2004    4/2017     6,070     85,750     84,793
Corporation(4)   IL

Baxter           Bloomington    A-/Baa1    Office/Whse    125,500  Office/Whse   10/2004    9/2016       790     10,500     10,590
International    IN
Inc.

Bob's            Randolph,      A-/A3(5)     Retail        88,420  Retail Store   9/2004    1/2014       744     10,450     13,954
Stores,          MA
Corp.

Cadbury          Whippany,      BBB/Baa2     Office       149,475    Office       1/2005    3/2021     3,400     48,000     49,104
Schweppes        NJ
PLC

Capital One      Plano, TX      BBB-/Baa3    Office       159,000    Office       6/2005    2/2015       437     27,900     31,151
Financial
Corporation

Choice           Silver         BBB-/Baa3    Office       203,917    Office      11/2004    5/2013     4,615     43,500     44,820
Hotels           Spring,
International    MD
Inc.(6)

Crozer-Keystone  Ridley         Private(7)   Medical       22,708    Office       8/2004    4/2019       397      4,477      6,395
Health           Park, PA                    Office
System

ITT              Herndon,       BBB+/Baa1    Office       167,285    Office       5/2005    3/2019     4,799     46,081(8)  47,096
Industries       VA
Inc.

Lowe's           Aliso,         A+/A2        Retail       181,089    Retail       5/2005    8/2024     3,326     52,860     52,800
Companies,       Viejo, CA      and                                  Store                    and
Inc. and                        BB+/Ba1                                                     2/2015
Michaels
Stores,
Inc. (9)

Omnicom          Irving,        A-/Baa1      Office       101,120    Office       6/2005    5/2013     1,278     18,100     18,132
Group, Inc.      TX

United           Ponce, PR      AAA/Aaa      Office        56,500    Office      11/2004    2/2015     1,300     13,600     13,428
States
Government

Walgreen Co.     Pennsauken,    A+/Aa3       Retail        18,500    Retail      11/2004   10/2016       297      3,089      3,199
                 NJ                          Drug                    Store

Walgreen Co.     Portsmouth,    A+/Aa3       Retail        13,905    Retail      11/2004    7/2018       356      4,165      4,299
                 VA                          Drug                    Store
                                                                                                     -------   --------   --------
Totals                                                                                               $28,701   $380,496   $391,607
                                                                                                     =======   ========   ========

---------------
(1) Ratings represent publicly available long-term corporate credit rating or long-term senior unsecured debt ratings as of June 30, 2005.
(2) All amounts are rounded to the nearest thousand. Sums may not equal totals due to rounding.
(3) Reflects annual rent due for 2005 under our leases on the property. Does not include expense recoveries or above or below market rent amortization adjustments required by Statementof Financial Accounting Standards No. 141.
(4) As of June 30, 2005, approximately 2% of the property was leased to two other tenants.
(5) Represents the credit rating of CVS Corporation, the guarantor of the lease. Bob's Stores, Corp. is a wholly-owned subsidiary of The TJX Companies, Inc.
(6) As of June 30, 2005, approximately 31% of the property was leased to six other tenants.
(7) The credit does not carry public ratings from S&P or Moody's. The credit's subsidiary had a Baa2 rating from Moody's as of June 30, 2005.
(8) Does not include our contingent obligation to fund tenant improvements of approximately $9,500.
(9) As of June 30, 2005, approximately 4% of the property was leased to one other tenant.

ADDITIONAL ACQUISITIONS OF NET LEASE PROPERTIES

    During the quarter ended September 30, 2005, we acquired eight net lease real properties for an aggregate purchase price of $274.4 million.

    On August 11, 2005, we acquired five real properties totaling 292,105 rentable square feet for an aggregate purchase price of $97.5 million, including approximately $36.5 million in assumed debt. In addition, we issued approximately $35.5 million of mortgage debt secured by three of the properties. Each property is net leased to the United States Government. Two of the buildings are located in Birmingham, Alabama, and the remaining three buildings are located in Utah, Kansas and Texas. In addition, two of the buildings, totaling 58,927 rentable square feet, are under construction and are expected to be completed by March 2006. The leases for the completed buildings expire between May 2020 and November 2023. The leases on the buildings under construction will expire 15 years from building completion, subject to a termination right with respect to one of the buildings effective after 10 years from building completion.

    On September 9, 2005, we acquired a 207,055 rentable square foot Class A office building in North Bethesda, Maryland for a purchase price of $81.5 million. The building is 97% occupied with approximately 86% of it net leased to the National Institutes of Health, a United States Government entity, pursuant to a series of seven leases expiring between November 2007 and May 2012. In connection with the acquisition, we issued approximately $65.2 million of mortgage debt secured by the property.

    On September 28, 2005, we acquired an approximately 368,000 rentable square foot office and warehouse facility in Parsippany, New Jersey, for $75.0 million. The facility is net leased to Tiffany & Company pursuant to a lease that expires in September 2025. In connection with our acquisition, we issued $58.4 million of mortgage debt secured by the property.

CREDIT FACILITIES

    We utilize secured credit facilities to finance our net lease asset investments on a short-term basis. We currently have a secured warehouse facility, or repurchase agreement, with Wachovia Bank, N.A., and two real property acquisition facilities with Wachovia Bank, N.A. or one of its affiliates. Our current aggregate borrowing limit under the repurchase agreement is $250.0 million, and our current aggregate borrowing limit under the acquisition facilities is $100.0 million.

    We entered into the two real property acquisition facilities on August 26, 2005. The facilities permit us to finance our real property acquisitions for up to 90 days while we arrange long-term financing. Each facility has a 364-day term (terminates on August 25, 2006) and we have extended the term of our repurchase agreement with Wachovia Bank, N.A. to be coterminous with the two new facilities.

    The first acquisition facility has borrowing capacity of $75.0 million and permits us to borrow up to 60% of the fair market value of each asset financed. We will pay interest at prevailing short-term rates (30-day LIBOR plus 95 basis points), and each advance will have a 90-day term. Five percent of each advance must be repaid 30 days after it is borrowed, another 5% must be repaid 60 days after borrowing, and the balance must be repaid 90 days after borrowing.

    The second acquisition facility has borrowing capacity of $25.0 million and permits us to borrow up to 25% of the fair market value of each asset financed. We will pay interest at prevailing short-term rates (30-day LIBOR plus 225 basis points), and each advance will have a 90-day term.

LONG-TERM FINANCINGS

    We finance our investments through short-term financing arrangements and, as soon as practicable thereafter, we obtain long-term financing for these investments, generally on a secured basis. We typically employ hedging strategies to mitigate interest rate risk until long-term financing arrangements are placed. Long-term financing can be in the form of traditional mortgage debt, CDOs or other debt mechanisms.

    MORTGAGE FINANCINGS. We have entered into mortgage financings in connection with many of our real property acquisition transactions. Our mortgage notes are fixed rate obligations generally with a 10-year term. Debt service on the mortgage notes is payable monthly. Many of our mortgage notes include an

"interest-only" period during which only interest is payable on the note. We generally may not prepay the notes, but we have the right to defease them after a lockout period if certain conditions are satisfied. Defeasance generally allows us to have the lender's lien on our assets released if we deposit with the lender an amount equal to the outstanding principal balance of the relevant note plus any additional amounts necessary to purchase fixed rate obligations that provide for payments equal to or greater than the payments required under such note.

    The notes are generally non-recourse to us but are secured by a mortgage on the property and an assignment of the underlying lease and rents on the property. The notes generally include customary non-recourse exceptions for certain losses, damages or expenses to the lender, including those incurred as a result of the following:

   o waste to the relevant mortgaged property or damage to the relevant mortgaged property as a result of our intentional misconduct or gross negligence;

   o the existence of hazardous substances or radon on the relevant mortgaged property or the failure to comply with environmental laws or regulations with respect to the relevant mortgaged property; and

   o a fraud or material misrepresentation committed by us or any person authorized to act on our behalf or the failure of us or anyone authorized to make statements on our behalf to disclose a material fact.

The notes becomes fully recourse if we fail to comply with covenants prohibiting us from transferring or further encumbering the mortgaged property or requiring us to take (or refrain from taking) various actions in order to preserve the borrower's status as a single-purpose entity.

    The notes are subject to customary events of default, including the failure to pay principal and/or interest on the notes, our failure to comply with our obligations under the relevant loan documents (subject to our right to remedy defaults that may be cured) or the determination that any representation or warranty made in the relevant loan documents is false or misleading in any material respect. Upon such event of default, the relevant note will, at the option of the payee, become immediately due and payable. In the event of such an acceleration, we will also be required to pay a prepayment premium to maintain the lender's expected yield through the maturity date. Additional interest and prepayment fees may also be due if a note is accelerated during the first four years of its term.

    CDO FINANCING. We completed our first and only CDO financing to date in March 2005. Our first CDO financing was effected through the issuance of multi-class notes and preferred shares by our newly formed wholly-owned subsidiary Caplease CDO 2005-1, Ltd. The multi-class notes were co-issued by another newly formed wholly-owned subsidiary, Caplease CDO 2005-1 Corp. The subsidiaries issued five classes of investment-grade notes with an aggregate principal amount of $285.0 million and preferred shares with a principal amount of $15.0 million. We retained $31.5 million in principal amount of the securities offered, comprised of the entire principal amount of the three most junior note classes and the preferred shares. The notes have a stated maturity of January 2040. However, the notes and the preferred shares have an expected maturity of January 2015, when they become subject to an auction call procedure. Our effective blended financing rate (inclusive of original issue discount, debt issuance and hedge costs) on the notes we did not retain is approximately 5.66%.

                       RATIO OF EARNINGS TO FIXED CHARGES


    The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.


                                                                               SIX MONTHS
                                                                                  ENDED              YEAR ENDED DECEMBER 31,
                                                                                JUNE 30,     --------------------------------------
                                                                                  2005       2004     2003     2002    2001    2000
                                                                               ----------    -----   -----    -----    -----   ----

Ratio of earnings to combined fixed charges and preferred stock dividends ..      1.23x      1.48x   4.06x    1.28x    1.56x    --


    In 2000, the amount of our coverage deficiency was $18,961,000.

    We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by fixed charges. We have not issued any preferred stock as of the date of this prospectus supplement, and therefore there were no preferred dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods. Earnings have been calculated by adding fixed charges to income before provision for income taxes, and then subtracting capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of loan origination fees and the portion of rental expense deemed to be the equivalent of interest.

                  DESCRIPTION OF THE SERIES A PREFERRED STOCK


    The description of the particular terms of the Series A preferred stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preferred stock set forth in the accompanying prospectus, to which description reference is hereby made. The following summary of the material terms and provisions of the Series A preferred stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections in the Articles Supplementary setting forth the terms of the Series A preferred stock, which we sometimes refer to as the "articles supplementary," our charter, bylaws and applicable laws.

GENERAL

    We are currently authorized to issue up to 100,000,000 shares of preferred stock in one or more series. Each series will have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption as may be set by our Board of Directors and permitted by Maryland law.

    Prior to completing this offering, our Board of Directors will approve the terms of the Series A preferred stock as set forth in the articles supplementary and direct that the articles supplementary be filed for record with the State of Maryland to become a part of our charter. You may obtain a complete copy of the articles supplementary describing the Series A preferred stock by contacting us. The articles supplementary will initially authorize 1,610,000 shares of Series A preferred stock. Our Board of Directors may authorize additional shares of Series A preferred stock from time to time.

    We have filed an application to list the shares of Series A preferred stock on the New York Stock Exchange. If the application is approved, trading of the shares of Series A preferred stock on the New York Stock Exchange is expected to begin within 30 days after the date of initial delivery of the Series A preferred stock.

    The Series A preferred stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company, except in limited circumstances. See "Book-Entry Securities" in the accompanying prospectus.

    The transfer agent, registrar and dividends disbursement agent for the shares of Series A preferred stock is Wachovia Bank, N.A.

RANKING

    The Series A preferred stock will rank senior to our shares of common stock and to any other of our equity securities that by their terms rank junior to the Series A preferred stock with respect to payments of distributions or amounts upon our liquidation, dissolution or winding up. The Series A preferred stock will rank on a parity with other equity securities that we may later authorize or issue and that by their terms are on a parity with the Series A preferred stock. The Series A preferred stock will rank junior to any equity securities that we may later authorize or issue and that by their terms rank senior to the Series A preferred stock. Any authorization or issuance of equity securities senior to the Series A preferred stock would require the affirmative vote of the holders of two-thirds of the outstanding shares of Series A preferred stock. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes.

DIVIDENDS

    Holders of the Series A preferred stock will be entitled to receive, when and as authorized by our Board of Directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.125% per annum of the $25.00 per share liquidation preference, equivalent to $2.03125 per annum per share. However, if the Series A preferred stock is delisted from the New York Stock Exchange following a "change of control" (as defined below), holders of the Series A preferred stock will be entitled to receive, when and as authorized by our Board of Directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.125% per annum of the $25.00 liquidation preference, equivalent to $2.28125 per annum per share. Dividends on the Series A preferred stock will accrue and be cumulative from (but excluding) the date of original issue and will be payable quarterly in arrears on or about the 15th day of each January, April, July and October. The first dividend on the shares of Series A preferred stock will be paid on or about January 17, 2006. Dividends payable on the shares of Series A preferred stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the last day of the calendar month that immediately precedes the calendar month in which the applicable dividend payment date falls, or such other date as designated by our Board of Directors or an officer of our company duly authorized by our Board of Directors for the payment of dividends that is not more than 30 days nor less than 10 days prior to the dividend payment date.

    We will not declare or pay or set aside for payment any dividend on the shares of Series A preferred stock if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law.

    Notwithstanding the foregoing, dividends on the shares of Series A preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not dividends are authorized. Accrued but unpaid distributions on the shares of Series A preferred stock will not bear interest, and holders of the shares of Series A preferred stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series A preferred stock, including any capital gain distributions, will be credited to the previously accrued dividends on the shares of Series A preferred stock. We will credit any dividends made on the shares of Series A preferred stock first to the earliest accrued and unpaid dividend due.

    We will not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other shares that rank junior to the shares of Series A preferred stock, or redeem or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series A preferred stock for the current and all past dividend periods. This restriction will not limit our redemption or other acquisition of shares under an employee benefit plan or to ensure our status as a REIT.

    If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series A preferred stock and all shares that rank on a parity with the shares of Series A preferred stock, the amount which we have declared will be allocated pro rata to the shares of Series A preferred stock and to each parity series of shares so that the amount declared for each share of Series A preferred stock and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

    A "change of control" shall be deemed to have occurred at such time as (a) the date a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of our company on a fully diluted basis; (b) the date we sell, transfer or otherwise dispose of all or substantially all of our assets; or (c) the date of the consummation of a merger or share exchange of our company with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of our board of directors immediately prior to the merger, or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. "Voting stock" shall mean capital stock of any class or kind having the power to vote generally for the election of directors.

LIQUIDATION RIGHTS

    In the event of our liquidation, dissolution or winding up, the holders of the shares of Series A preferred stock will be entitled to receive out of our assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends through and including the date of the payment. The holders of shares of Series A preferred stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of shares of our common stock or any other shares of capital stock that rank junior to the shares of Series A preferred stock. The rights of holders of shares of Series A preferred stock to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares that is senior to the shares of Series A preferred stock. Written notice will be given to each holder of shares of Series A preferred stock of any such liquidation not less than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series A preferred stock will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of shares of Series A preferred stock and all other classes or series of our equity securities ranking on a parity with our shares of Series A preferred stock, then we will distribute our assets to the holders of shares of Series A preferred stock and all other classes or series of parity securities ratably in proportion to the full liquidating distributions they would otherwise have received.

    The articles supplementary provide that in determining whether a distribution (other than voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the Series A preferred stock liquidation preference will not be added to our total liabilities.

REDEMPTION

    We may not redeem the shares of Series A preferred stock prior to October 19, 2010, except as described below under "Restrictions on Ownership." On and after October 19, 2010, at our option upon not less than 30 days' nor more than 60 days' written notice to the holder, we may redeem the shares of Series A preferred stock, in whole or from time to time in part, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends through the date fixed for redemption.

    We will give notice of redemption by publication in a newspaper of general circulation in the City of New York and by mail to each holder of record of shares of Series A preferred stock at the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series A preferred stock except as to the holder to whom notice was defective. Each notice will state the following:

   o the redemption date;

   o the redemption price;

   o the number of shares of Series A preferred stock to be redeemed;

   o the place or places where the certificates for the shares of Series A preferred stock are to be surrendered for payment; and

   o that dividends on the shares of Series A preferred stock to be redeemed will cease to accrue on the redemption date.

    If we redeem fewer than all of the shares of Series A preferred stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A preferred stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A preferred stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

    If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the shares of Series A preferred stock called for redemption, then from and after the redemption date, those shares of Series A preferred stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A preferred stock will terminate. The holders of those shares of Series A preferred stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through the redemption date.

    The holders of shares of Series A preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the shares of Series A preferred stock on the corresponding payment date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of the shares of Series A preferred stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A preferred stock for which a notice of redemption has been given.

    The shares of Series A preferred stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under "Restrictions on Ownership" below.

    Subject to applicable law, we may purchase shares of Series A preferred stock in the open market, by tender or by private agreement. Any shares of Series A preferred stock that we reacquire will return to the status of authorized but unissued shares of preferred stock.

VOTING RIGHTS

    Holders of shares of Series A preferred stock will have no voting rights, except as set forth below.

    If distributions on the shares of Series A preferred stock are due but unpaid for six or more quarterly periods, whether or not consecutive, holders of the shares of Series A preferred stock (voting together as a single class with all other shares of any class or series of stock ranking on a parity with the Series A preferred stock which are entitled to similar voting rights, if any) will be entitled to elect a total of two additional directors to serve on our Board of Directors until all distribution arrearages have been paid or authorized and set aside for payment in full. The holders of record of at least 10% of the outstanding shares of Series A preferred stock (or of any other series of preferred stock ranking on a parity and with like voting rights) may compel us to call a special meeting to elect these additional directors unless we receive the request less than 120 days before the date of the next annual meeting of stockholders if all the classes of voting preferred stock are offered the opportunity to elect such directors at the annual meeting. Whether or not the holders call a special meeting, the holders of the Series A preferred stock (and any other series of preferred stock ranking on a parity and with like voting rights) may vote for the additional directors at the next annual meeting of stockholders and at each subsequent meeting until we have fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or we have declared the unpaid dividends and set apart a sufficient sum for their payment. These two additional directors may be removed at any time with or without cause by the holders of a majority of the outstanding shares of Series A preferred stock.

    In addition, the affirmative vote of the holders of two-thirds of the outstanding shares of Series A preferred stock is required for us to authorize, create or increase equity securities ranking senior to the shares of Series A preferred stock or to amend, alter or repeal our charter in a manner that materially and adversely affects the rights of the holders of the shares of Series A preferred stock. We may issue additional shares of Series A preferred stock, or other parity stock, without any vote of the holders of the shares of Series A preferred stock.

    In any matter in which the shares of Series A preferred stock are entitled to vote, each share of Series A preferred stock will be entitled to one vote. If the holders of shares of Series A preferred stock and another series of preferred stock are entitled to vote together as a single class on any matter, the shares of Series A preferred stock and the shares of the other series will have one vote for each $25.00 of liquidation preference.

    The holders of Series A preferred stock (or any other series of preferred stock ranking on a parity and with like voting rights) will have no voting rights, however, if we redeem or call for redemption all outstanding shares of the series and deposit sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.

CONVERSION RIGHTS

    The Series A preferred stock is not convertible into or exchangeable for any property or other securities.

INFORMATION RIGHTS

    During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A preferred stock are outstanding, we will (i) transmit by mail to all holders of Series A preferred stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series A preferred stock. We will mail the reports to the holders of Series A preferred stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

RESTRICTIONS ON OWNERSHIP

    For information regarding restrictions on ownership of the shares of Series A preferred stock, see "Restrictions on Ownership and Transfer" in the accompanying prospectus. The articles supplementary for the shares of Series A preferred stock provide that the ownership limitation described in the accompanying prospectus applies to ownership of shares of Series A preferred stock. We have the right to purchase or refuse to transfer any shares of Series A preferred stock that would result in any person owning shares in excess of the ownership limitation, as provided in our charter. If we elect to purchase such shares, the purchase price will be equal to $25.00 per share, plus any accrued and unpaid distributions through the date of purchase.


                 SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS


    This discussion supplements the discussion contained under the caption "Federal Income Tax Consequences of Our Status as a REIT" in the accompanying prospectus and should be read in conjunction therewith.

    In connection with this offering of our Series A preferred stock, Hunton & Williams LLP is rendering an opinion that we qualified as a REIT under the federal income tax laws for our short taxable year ended December 31, 2004, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2005, and in the future. Investors should be aware that Hunton & Williams
LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service ("IRS") or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "Federal Income Tax Consequences of Our Status as a REIT--Failure to Qualify" in the accompanying prospectus.

REDEMPTION OF SERIES A PREFERRED STOCK

    In general, a redemption of the Series A preferred stock will be treated under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code") as a distribution that is taxable at ordinary income tax rates as a dividend (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the Series A preferred stock (in which case the redemption will be treated in the same manner as a sale described in "Federal Income Tax Consequences of Our Status as a REIT--Taxation of U.S. Stockholders on the Disposition of Common Stock" in the accompanying prospectus). The redemption will satisfy such tests and be treated as a sale of the Series A preferred stock if the redemption:

   o is "substantially disproportionate" with respect to the holder's interest in our stock;

   o results in a "complete termination" of the holder's interest in all classes of our stock; or

   o is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular holder of the Series A preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

    If a redemption of the Series A preferred stock does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described in "Federal Income Tax Consequences of Our Status as a REIT--Taxation of Taxable U.S. Stockholders" in the accompanying prospectus. In that case, a stockholder's adjusted tax basis in the redeemed Series A preferred stock will be transferred to such stockholder's remaining stock holdings in our company. If the stockholder does not retain any of our stock, such basis could be transferred to a related person that holds our stock or it may be lost.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Wachovia Capital Markets, LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Series A preferred stock indicated below.


                                                                NUMBER OF SHARES
                                                                ----------------
Wachovia Capital Markets, LLC ...............................            560,000
Friedman, Billings, Ramsey & Co., Inc. ......................            280,000
A.G. Edwards & Sons, Inc. ...................................            280,000
RBC Dain Rauscher Inc. ......................................            280,000
                                                                ----------------
 Total ......................................................          1,400,000
                                                                ================


    The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Series A preferred stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all shares of Series A preferred stock offered by this prospectus supplement and the accompanying prospectus, other than those covered by the underwriters' over-allotment option described below, if any shares of Series A preferred stock are purchased.

    We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 210,000 additional shares of Series A preferred stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of the Series A preferred stock. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of Series A preferred stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of Series A preferred stock in the preceding table.

    The underwriters initially propose to offer the shares of Series A preferred stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.50 per share below the public offering price. Any underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.45 per share to other underwriters or to certain dealers. After the initial offering of the shares of Series A preferred stock, the offering price and other selling terms may from time to time be varied by the underwriters.

    The following table summarizes the compensation we will pay the underwriters in connection with this offering. These amounts assume both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.


                                                                                                                    TOTAL
                                                                                                          -------------------------
                                                                                                              NO            FULL
                                                                                                 PER      EXERCISE OF   EXERCISE OF
                                                                                                SHARE       OPTION         OPTION
                                                                                              --------    -----------   -----------
Price to public...........................................................................    $25.0000    $35,000,000   $40,250,000
Underwriting discounts and commissions....................................................    $ 0.7875    $ 1,102,500   $ 1,267,875
Proceeds, before expenses, to us..........................................................    $24.2125    $33,897,500   $38,982,125


    We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be $100,000.

    We have filed an application to list the shares of Series A preferred stock on the New York Stock Exchange under the symbol "LSEPrA." We expect trading of the shares of Series A preferred stock on the New York Stock Exchange, if listing is approved, to commence within the 30 days after the initial delivery of the shares. The underwriters have advised us that they intend to make a market in the shares prior to the commencement of trading on the New York
Stock Exchange. The underwriters will have no obligation to make a market in the shares of Series A preferred stock, however, and may cease market making activities, if commenced, at any time.

    In order to facilitate the offering of the shares of Series A preferred stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series A preferred stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the shares for their own account. In addition, to cover over-allotments or to stabilize the price of the shares of Series A preferred stock, the underwriters may bid for and purchase, shares of Series A preferred stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the shares of Series A preferred stock in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    We have agreed not to authorize or effect the sale or issuance, or to agree to sell or issue any shares of Series A preferred stock or securities substantially similar to or ranking on par with or senior to the shares of Series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up, or securities that are convertible into or exchangeable for or represent the right to receive Series A preferred stock or such parity or senior securities, for the period commencing on the date of this prospectus supplement and ending 60 days hereafter without first obtaining the written consent of Wachovia Capital Markets, LLC.

    Some of the underwriters or their affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Wachovia Investors, Inc., an affiliate of Wachovia Capital Markets, LLC, owns approximately 3.7% of our outstanding common stock. We also have a short-term repurchase agreement with Wachovia Bank, N.A. and two short-term real property acquisition facilities with affiliates of Wachovia Capital Markets, LLC (one with Wachovia Bank, N.A. and the other with Wachovia Investment Holdings, LLC). We expect to use a portion of the proceeds from this offering to repay or reduce our current borrowings under our repurchase agreement with Wachovia Bank, N.A. From time to time, we obtain long-term mortgage financings on our real property acquisitions from Wachovia Bank, N.A. From time to time, we may sell net lease assets to Wachovia Bank, N.A. or its affiliates on what we believe are fair market terms. In addition, Wachovia Bank, N.A. acts as servicer of our net lease loan assets and the transfer agent of our common stock and the Series A preferred stock.

                                 LEGAL MATTERS


    Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the Series A preferred stock offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper Rudnick Gray Cary US LLP.

                                    EXPERTS

    The consolidated financial statements of Capital Lease Funding, Inc. appearing in Capital Lease Funding, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.

    This prospectus supplement and accompanying prospectus do not contain all of the information in our "shelf" registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement and accompanying prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

    We incorporate information into this prospectus supplement and accompanying prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus incorporate by reference the documents set forth below, the file number for each of which is 1-32039, that have been previously filed with the SEC:

   o our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 30, 2005;

   o our Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 (filed with the SEC on May 16, 2005) and June 30, 2005 (filed with the SEC on August 11, 2005); and

   o our Current Reports on Form 8-K or Form 8-K/A, as the case may be, filed with the SEC on January 7, 2005, January 11, 2005, February 4, 2005, February 17, 2005, March 3, 2005, March 7, 2005, March 16, 2005, March 25,
     2005, April 21, 2005, May 17, 2005, July 21, 2005, August 17, 2005,
     September 1, 2005, September 15, 2005 (two Form 8-K reports filed that day), September 29, 2005, October 4, 2005 (Item 2.06 only) and October 7, 2005.

    We also incorporate by reference into this prospectus supplement and accompanying prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until completion of this offering (other than any portion of these documents that is furnished or otherwise deemed not to be filed). These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

    You may obtain copies of any of these filings through Capital Lease Funding, Inc. as described below, through the SEC or through the SEC's Internet website as described above. Documents incorporated by reference are available without charge by requesting them from us in writing or by telephone at:


                          Capital Lease Funding, Inc.
                                110 Maiden Lane
                            New York, New York 10005
                                 (212) 217-6300
                            Attn: Investor Relations

PROSPECTUS



                                  $300,000,000


                          CAPITAL LEASE FUNDING, INC.

               PREFERRED STOCK, COMMON STOCK AND DEBT SECURITIES


    Under this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

   o shares of our preferred stock;

   o shares of our common stock; and

   o our debt securities, which may be senior or subordinated.

    We may offer these securities with an aggregate offering price of up to $300,000,000, in amounts, at initial prices and on terms determined at the time of the offering. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

    We will provide you with specific terms of the offering in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest in the securities.

    We may offer the securities directly to investors, through agents designated from time to time, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see "Plan of Distribution" on page 72. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

    Our common stock is listed on the New York Stock Exchange under the symbol "LSE." On April 29, 2005, the closing price of our common stock on the NYSE was $11.18. Our corporate offices are located at 110 Maiden Lane, New York, New York 10005 and our telephone number is (212) 217-6300.

--------------------------------------------------------------------------------

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING IN THESE SECURITIES.

--------------------------------------------------------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS MAY 20, 2005.

                               TABLE OF CONTENTS


About This Prospectus ....................................................     1
Where You Can Find More Information ......................................     1
The Company ..............................................................     3
Risk Factors .............................................................     4
Forward-Looking Statements ...............................................    23
Use of Proceeds ..........................................................    23
Ratio of Earnings to Fixed Charges .......................................    24
Description of Common Stock ..............................................    25
Certain Provisions of Maryland Law and of Our Charter and Bylaws .........    27
Partnership Agreement ....................................................    32
Description of Preferred Stock ...........................................    36
Restrictions On Ownership and Transfer ...................................    41
Description of Debt Securities ...........................................    44
Federal Income Tax Consequences of Our Status as a REIT ..................    49
Other Tax Consequences ...................................................    68
Book-Entry Securities ....................................................    70
Plan of Distribution .....................................................    72
Legal Matters ............................................................    73
Experts ..................................................................    73

    We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only the securities covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the securities covered hereby.

    You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

    When used in this prospectus, except where the context otherwise requires, the terms "we," "our," "us" and "the Company" refer to Capital Lease Funding, Inc. and its predecessors and subsidiaries.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process, which enables us, from time to time, to offer and sell in one or more offerings the securities described on the cover page of this prospectus. The aggregate public offering price of the securities we sell in these offerings will not exceed $300,000,000. This prospectus contains a general description of the securities that we may offer. Each time we sell any securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. To the extent that any information in any prospectus supplement is inconsistent with information in this prospectus or the information incorporated by reference herein, you should rely on the information in the prospectus supplement and disregard the conflicting information in this prospectus or incorporated by reference herein. You should read this prospectus and the applicable prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information," before you decide whether to invest in our securities.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.

    This prospectus does not contain all of the information in our "shelf" registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

    We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-32039, that have been previously filed with the SEC:

   o our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 30, 2005;

   o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 16, 2005;

   o our Current Reports on Form 8-K or Form 8-K/A, as the case may be, filed with the SEC on January 7, 2005, January 11, 2005, February 4, 2005, February 17, 2005, March 3, 2005, March 7, 2005, March 16, 2005, March 25,
     2005, April 21, 2005 and May 17, 2005; and

   o our Registration Statement on Form 8-A, which incorporates by reference the description of our common stock from our Registration Statement on Form S-11 (Reg. No. 333-110644), and all reports filed for the purpose of updating such description.

    We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated (other than any portion of these documents that is furnished or otherwise deemed not to be filed). These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

    You may obtain copies of any of these filings through Capital Lease Funding, Inc. as described below, through the SEC or through the SEC's Internet website as described above. Documents incorporated by reference are available without charge by requesting them from us in writing or by telephone at:

                          Capital Lease Funding, Inc.
                                110 Maiden Lane
                            New York, New York 10005
                                 (212) 217-6300
                            Attn: Investor Relations

                                  THE COMPANY

OVERVIEW

    We are a net lease company focused on investing in commercial real estate assets that are leased typically on a long-term basis primarily to high credit quality corporate, government and not-for-profit tenants. These assets include mortgage loans and mortgage backed net lease securities (debt) and direct investments in real estate (equity). We began our business in 1995 through private equity capital. In March 2004, we completed an initial public offering and our common stock began trading on the New York Stock Exchange under the symbol "LSE." We intend to elect to be taxed as a REIT for federal income tax purposes.

    Prior to our initial public offering, we operated primarily as a first mortgage lender using a gain on sale business model, where we sold the loans without retaining any interest in them after origination, either through securitization or whole-loan sales. Our mortgage loans have included traditional long-term credit tenant first mortgage loans (typically 15 to 25 years), 10-year credit tenant loans and a few development type loans and recapitalized loans.

    Upon completion of our initial public offering in March 2004, we changed our strategy from that of a gain on sale originator of net lease loans, to a long-term holder of debt, equity and mezzanine net lease assets for portfolio investment, though we do still engage in some gain on sale activities. An important component of our portfolio investment strategy is to borrow, or leverage, against our assets in order to enable us to originate a larger portfolio of assets and to enhance our returns on invested equity capital. This strategy entails financing our mostly fixed rate net lease investments by using our existing warehouse facilities on a reasonably short term basis and, as soon as practicable thereafter, financing the majority of these assets on a secured long-term fixed rate basis, both through collateralized debt obligations, or CDOs, and through traditional first mortgage debt obtained from third party lenders, and other mechanisms. We typically employ hedging strategies to mitigate interest rate risk while our fixed rate assets are financed in our floating rate warehouse facilities. We believe that the combination of assets backed by long-term leases with high quality tenants coupled with long-term fixed rate financing will produce stable risk-adjusted returns on our equity base.

    In connection with our initial public offering, we raised net proceeds after all related expenses of approximately $221.8 million on top of an existing book equity of approximately $34.0 million. As of March 31, 2005, we had invested those proceeds into approximately $578.5 million of net lease assets and have begun to leverage our existing portfolio utilizing our existing floating rate warehouse credit facilities, fixed rate first mortgage debt and collateralized debt obligations. In March 2005, we closed our first fixed rate long-term CDO offering with a principal amount of approximately $300.0 million. We issued five classes of notes with an aggregate face amount of $285.0 million and preferred stock with a principal amount of $15.0 million. We retained $31.5 million in face amount of the notes offered, comprised of the entire face amount of the three most junior note classes and the preferred shares.

    Our executive offices are located at 110 Maiden Lane, New York, New York 10005. Our telephone number is (212) 217-6300.

                                  RISK FACTORS

    You should carefully consider the risks and uncertainties described below, together with the other information contained in this prospectus, the applicable prospectus supplement and the documents we refer you to in the section "Where You Can Find More Information," before purchasing our securities.

                          RISKS RELATED TO OPERATIONS

WE MAY FAIL TO CONTINUE TO ORIGINATE AND/OR ACQUIRE NET LEASE ASSETS.

    Origination of additional net lease loans and acquisition of additional net lease real properties is critical to the success of our business strategy. The net lease market is highly competitive and we cannot assure you that we will be able to identify net lease opportunities that meet our underwriting and return criteria. If we are unable to continue to originate net lease loans and purchase net lease real properties that are acceptable to us, we may be unable to execute our business plan, which could have a material adverse affect on our operating results and financial condition.

WE MAY FAIL TO ORIGINATE OR ACQUIRE PROFITABLE ASSETS.

    Our investment strategy is based on originating and purchasing profitable assets, as determined by our returns on those assets less our related financing cost. We originate or purchase long-term fixed rate assets and generally seek to finance those assets with lower coupon long-term fixed rate debt, thus earning a profit or spread.

    We generally obtain long-term financing for our assets after we acquire them. Therefore, we price our assets at origination or acquisition based on our assumption about our expected future financing cost.

    If our cost to finance our assets increases over our assumptions between the time we commit to purchase the asset and when we obtain long-term financing, the profit or spread we expected to earn on the asset and our overall portfolio will erode. Various factors could cause our financing cost to increase, including:

   o increases in long-term interest rates;

   o weakening economic conditions;

   o United States military activity and terrorist activities;

   o ineffectiveness of our hedging strategies;

   o a decline in the credit rating of the underlying tenant; and

   o market dislocations caused by the failure or financial difficulties of a large financial institution or institutions.

    Our failure to originate and acquire profitable assets would have a material adverse effect on our cash flows, results of operations and financial condition.

WE CONDUCT A SIGNIFICANT PART OF OUR BUSINESS WITH WACHOVIA BANK, N.A. AND ITS AFFILIATES AND THEIR CONTINUED BUSINESS WITH US IS NOT GUARANTEED.

    We rely on Wachovia Bank, N.A. and its affiliates in various aspects of our business. For example:

   o Wachovia Bank, N.A. provides us with short-term financing through a $250.0 million repurchase facility.

   o Through December 31, 2004, we obtained $97.4 million of long-term mortgage financings from Wachovia Bank.

   o Affiliates of Wachovia Bank, N.A. have performed investment banking services for us, including in connection with our initial public offering and our initial CDO transaction.

   o Wachovia Bank, N.A. acts as servicer of our net lease asset investments and as transfer agent for our common stock.

    These parties are not obligated to do business with us and any adverse developments in their business or in our relationship with them could result in these parties choosing not to do business with us or a significant reduction in our business with them. Termination of our business with Wachovia Bank, N.A. or its affiliates or a significant reduction in our business with these parties could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE UNABLE TO GENERATE SUFFICIENT CASH FLOW TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

    As a REIT, we are required to distribute at least 90% of our taxable income each year to our stockholders. If we are unable to execute our business plan successfully or in the event of future downturns in our operating results and financial performance, we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors, which will consider, among other factors, our financial performance, debt service requirements, and capital expenditure requirements. We cannot assure you that we will generate sufficient cash to fund distributions required to maintain our REIT tax status or to fund any distributions.

OUR MANAGEMENT HAS LIMITED EXPERIENCE OPERATING A REIT OR A PUBLIC COMPANY OR EXECUTING OUR BUSINESS PLAN.

    Our management has limited experience operating a REIT or a public company or in executing our business plan. Therefore, you should be cautious in drawing conclusions about the ability of our management team to do so.

                       RISKS RELATED TO NET LEASE ASSETS

AN ADVERSE CHANGE IN THE FINANCIAL CONDITION OF ONE OR MORE TENANTS UNDERLYING OUR NET LEASE INVESTMENTS COULD HAVE A MATERIAL ADVERSE IMPACT ON US.

    The credit quality of the tenant underlying a net lease asset is at the core of our underwriting process. An adverse change in the tenant's financial condition, including a bankruptcy of the tenant, could have a material adverse impact on us. For example:

   o We rely on rent payments from the tenants underlying our net lease investments for our cash flows, and any bankruptcy, insolvency or failure to make rental payments when due could result in a material reduction of our cash flows and material losses to our company.

   o An adverse change in the financial condition of one or more tenants underlying our net lease investments or a decline in the credit rating of one or more tenants underlying our net lease investments could result in a margin call if the related asset is being financed on our short-term repurchase facilities, and could make it more difficult for us to arrange long-term financing for that asset.

   o The value of our net lease loan and real estate securities investments are primarily driven by the credit quality of the underlying tenant or tenants, and an adverse change in the subject tenant's financial condition or a decline in the credit rating of such tenant may result in a decline in the value of our net lease investments and a charge to our statement of operations.

THE OCCURRENCE OF MATERIAL ADVERSE EVENTS WITH RESPECT TO TENANTS TO WHOM WE HAVE A HIGH DEGREE OF EXPOSURE OR A DOWNTURN IN THEIR INDUSTRIES COULD HAVE A MATERIAL ADVERSE IMPACT ON US.

    Of our assets in portfolio as of December 31, 2004, approximately
$85.8 million, or 17.4%, involve properties leased to, or leases guaranteed by, Aon Corporation. In addition, two other corporations lease or guarantee leases underlying investments we have made which represent over 5% (but are less than 10%) of our assets in portfolio. Any financial difficulty or bankruptcy of one or more of such tenants or guarantors resulting in nonpayment or delay in payment of rental payments and other amounts due under the related leases could, as a result of this concentration, have a greater adverse effect on us than a similar problem with a less significant tenant.

    In addition, our assets in portfolio as of December 31, 2004 involve properties leased to, or leases guaranteed by, CVS Corporation, Walgreen Co. and other companies in the retail drug industry. Approximately $39.8 million, or 8.1%, of our assets in portfolio as of December 31, 2004, involve properties leased to, or leases guaranteed by, companies in the retail drug industry. Any downturn in the retail drug industry or in any other industry in which we have a large investment could have a material and adverse effect on our financial condition and operating results. Among other risks, the retail drug industry is subject to the risks of:

   o reductions in third-party reimbursements of prescription drugs;

   o the growth of mail-order prescription providers;

   o increases in governmental regulation;

   o introduction of new brand and generic prescriptions drugs;

   o inability to attract and retain qualified pharmacists and management personnel; and

   o competition.

WE MAY BE SUBJECT TO GEOGRAPHIC CONCENTRATIONS THAT COULD MAKE US MORE SUSCEPTIBLE TO ADVERSE EVENTS IN THESE AREAS.

    As of December 31, 2004, an aggregate $169.4 million, or 34.3%, of our assets in portfolio were investments in properties located in Chicago, Illinois and its neighboring suburbs. An economic downturn or other adverse events or conditions such as terrorist attacks or natural disasters in this area, or any other area where we have significant credit concentration in the future, could have a material adverse effect on our financial condition and operating results.

WE MAY MAKE ERRORS IN ANALYZING THE DATA OF CERTAIN OF OUR NET LEASE TENANTS AND INTEND TO MAKE LOANS ON PROPERTIES LEASED TO NON-INVESTMENT GRADE TENANTS.

    Approximately $52.5 million, or 10.6%, of our assets in portfolio as of December 31, 2004, involve properties leased to, or leases guaranteed by, companies without a publicly available credit rating. A portion of our assets is expected to continue to involve tenants who do not have publicly available credit ratings. We expect to obtain a private rating for these assets after origination or acquisition and prior to obtaining long-term financing. When we make an investment in an asset where the underlying tenant has no publicly available credit rating, we prepare an internally generated credit analysis, after a review of available financial data. We may misinterpret or incorrectly analyze this data. These mistakes may cause us to make investments we would not have otherwise made and may ultimately result in losses on one or more of our investments.

    In addition, approximately $78.7 million, or 15.9%, of our assets in portfolio as of December 31, 2004, involve properties leased to, or leases guaranteed by, companies whose credit rating is below investment grade. These investments will have a greater risk of default and bankruptcy than investments on properties net leased exclusively to investment grade tenants.

    Our balance sheet, as of December 31, 2004, also includes a $1.1 million investment in a structured interest that is unrated. The lack of such a rating generally reflects the fact that the underlying collateral is weaker than what would be found in a rated interest, and therefore, this investment has a greater risk of default than an investment in a rated interest.

WE MAY BE UNABLE TO OBTAIN FINANCING, AND OUR EXISTING SECURED WAREHOUSE FACILITY MAY BE UNAVAILABLE TO US.

    We expect to borrow money under short-term secured warehouse credit facilities to fund our acquisitions and originations of net lease assets. We currently have a secured warehouse facility with Wachovia Bank, N.A. Our warehouse facility is uncommitted as Wachovia Bank must agree to each asset contributed to the facility. We cannot assure you that we may be able to draw funds under this facility at any given time.

    Under the terms of this facility, we sell commercial mortgage assets to Wachovia Bank as security in exchange for funds to finance our net lease investments. Wachovia Bank owns the assets that we sell to it as security for our borrowings and holds those assets subject to our right or obligation to repurchase later. In the event that Wachovia Bank files for bankruptcy or becomes insolvent, our assets subject to our repurchase rights or obligations may become subject to the bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. In addition, in the event of our bankruptcy, Wachovia Bank may qualify for special treatment under the bankruptcy code, giving it the ability to avoid the automatic stay provisions of the Bankruptcy Code. In that case, our bankruptcy estate might include our repurchase rights, but would not include our assets held by Wachovia Bank subject to our repurchase rights.

IN THE EVENT OF A BANKRUPTCY OF ONE OF OUR BORROWERS OR AN AFFILIATE OF ONE OF OUR BORROWERS, OUR FINANCIAL CONDITION AND OPERATING RESULTS MAY SUFFER.

    Although we generally use bankruptcy-remote structures when we fund a loan, one of our borrowers may become a debtor in a bankruptcy case as a result of liabilities unrelated to ownership and operation of its net leased real property or, if an affiliate of one of our borrowers becomes the debtor in a bankruptcy case, a court may order that our borrower's assets and liabilities be substantively consolidated with those of its affiliate. Either of these events could delay or reduce payments on our loan assets, delay our ability to foreclose on the net leased property and may have an adverse affect on our financial condition and operating results.

                          RISKS RELATED TO BORROWINGS

WE EXPECT TO BORROW A SIGNIFICANT AMOUNT OF DEBT TO FINANCE OUR PORTFOLIO, WHICH MAY SUBJECT US TO INCREASED RISK OF LOSS.

    We expect to incur significant indebtedness in our operations. We expect that substantially all of our assets will be pledged as collateral for our borrowings (on average 70% to 85% of our assets in portfolio). Required debt service will reduce cash and net income available for operations or distribution to our stockholders. If the income on assets financed with borrowed funds fails to cover the cost of the borrowings, we may experience net losses on assets not yet financed with long-term debt or lower net profits. If we default on our debt service obligations, we would be at risk of losing some or all of our assets as our lenders will have a first priority claim on the collateral we pledge and the right to foreclose.

    Our ability to achieve our investment objectives depends to a significant extent on our ability to borrow money in sufficient amounts and on sufficiently favorable terms, thus earning incremental returns. We may not be able to achieve the degree of leverage we believe to be optimal due to decreases in the proportion of the value of our assets against which we can borrow, decreases in the market value of our assets, increases in interest rates (to the extent we have assets financed with variable rate debt, including our secured warehouse lines of credit), changes in the availability of financing in the market, conditions in the lending market and other factors. This may cause us to experience losses or less profit than would otherwise be the case.

    We intend to continue to finance our net lease assets over the long-term through a variety of means, including through the use of CDOs and mortgage financing. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner which are beyond our control, including the liquidity of these markets and maintenance of attractive credit spreads. We cannot assure you that these markets will remain an efficient source of long-term financing for our net lease assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our net lease assets, as our secured warehouse lines will not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders, funds available for operations, as well as for future net lease investments, and could result in net losses and the erosion of our equity.

HEDGING TRANSACTIONS MAY NOT EFFECTIVELY PROTECT US AGAINST ANTICIPATED RISKS AND MAY SUBJECT US TO CERTAIN OTHER RISKS AND COSTS.

    Our current policy is to enter into hedging transactions primarily to protect us from the effect of interest rate fluctuations on our portfolio of net lease assets from the date on which we commit a rate or price to a borrower or seller and until the date the asset is pledged to secure long-term financing or is sold. Our hedging policy exposes us to certain risks, among them the following:

   o Our hedging strategy may not have the desired beneficial impact on our results of operations or financial condition.

   o No hedging activity can completely insulate us from the risks associated with changes in interest rates.

   o There will be many market risks against which we may not be able to hedge effectively, including changes in the spreads of corporate bonds, CMBS or CDOs over the underlying U.S. Treasury rates.

   o We may or may not hedge any risks with respect to CMBS or CDOs that we may purchase or hold for investment.

   o Our hedging strategy may serve to reduce the returns which we could possibly achieve if we did not hedge certain risks.

   o Because we intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT, we will be limited in the type of hedging transactions that we may use.

   o Hedging costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising.

   o The enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements.

   o A default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price.

   o Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk.

   o There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

WE MAY FAIL TO QUALIFY FOR HEDGE ACCOUNTING TREATMENT.

    We record derivative and hedge transactions in accordance with United States generally accepted accounting principles, specifically Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including, if we use instruments that do not meet the SFAS 133 definition of a derivative (such as short sales), we fail to satisfy SFAS 133 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives we enter into may not be offset by a change in the fair value of the related hedged transaction.

IF WE FAIL TO SECURE LONG-TERM FINANCING FOR A SUBSTANTIAL PORTION OF OUR NET LEASE ASSETS, OUR FINANCIAL CONDITION AND OPERATING RESULTS MAY SUFFER.

    We expect to rely upon our ability to finance our net lease assets with long-term indebtedness in order to generate cash proceeds for repayment of our secured warehouse lines of credit and to originate and acquire additional and other net lease assets. We cannot assure you, however, that we will continue to be successful in securing long-term financing for a substantial portion of the net lease assets that we originate or acquire. For example, a decline in the credit quality of a tenant underlying a net lease asset investment could inhibit our ability to secure long-term financing for that asset. In the event that it is not possible or economical for us to secure long-term financing for a substantial portion of our net lease assets, we may exceed our capacity under our secured warehouse credit facilities and be unable or limited in our ability to originate and acquire future net lease assets, which would have a material adverse effect on our financial condition and operating results. If we determine that we should sell our net lease assets rather than finance them, there could be significant adverse effects on our operating results and stockholder distributions as a result of the treatment of any gains from such sales under the tax laws governing REITs.

OUR SHORT-TERM FINANCINGS MAY EXPOSE US TO INTEREST RATE RISKS, MARGIN CALLS AND TERM RISKS.

    Our borrowings under our repurchase facility are currently at variable rates and will be adjusted monthly relative to market interest rates. If interest rates on our borrowings rise at a faster pace than yields on our assets increase, our net interest expense will likely increase, causing our net income to decrease.

    The amount available to us under our repurchase facility with Wachovia Bank depends in large part on the lender's valuation of the assets that secure our financings. The facility provides Wachovia Bank the right, under certain circumstances, to re-evaluate the collateral that secures our outstanding borrowings at any time. In the event Wachovia Bank determines that the value of the collateral has decreased (for example, in connection with a decline in the credit rating of the underlying tenant), it has the right to initiate a margin call. A margin call would require us to provide Wachovia Bank with additional collateral or to repay a portion of the outstanding borrowings at a time when we may not have a sufficient inventory of assets or cash to satisfy the margin call. Any failure by us to meet a margin call could cause us to default on our repurchase facility and otherwise have a material adverse effect on our financial condition and operating results.

    In addition, Wachovia Bank has no obligation to renew our short-term borrowings. If we are unable to obtain long-term financing or our shorter-term financings are not renewed, our liquidity could be materially adversely affected.

THE USE OF CDO FINANCINGS WITH COVERAGE TESTS MAY HAVE A NEGATIVE IMPACT ON OUR OPERATING RESULTS AND CASH FLOWS.

    We expect to purchase subordinate classes of bonds in our CDO financings. We also expect that the terms of CDOs issued by us will include coverage tests that will be used primarily to determine whether and to what extent principal and interest proceeds on the underlying assets may be used to

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
pay principal of and interest on the subordinate classes of bonds in the CDO. In the event the coverage tests are not satisfied, interest and principal that would otherwise be payable on the subordinate classes may be re-directed to pay principal on the senior bond classes. Therefore, failure to satisfy the coverage tests could adversely affect our operating results and cash flows.

                        RISKS RELATED TO MORTGAGE ASSETS

OUR INVESTMENTS IN COMMERCIAL MORTGAGE-BACKED SECURITIES AND COLLATERALIZED DEBT OBLIGATIONS ARE SUBJECT TO LOSSES.

    When we acquire structured interests in net lease assets, we generally invest in the subordinate or interest-only classes of CMBS or CDOs or take a subordinate interest in the net lease asset or assets. Losses on an asset securing a mortgage loan included in a securitization or other structured interest are generally borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the "first loss" subordinated security holder. In the event of default of an underlying asset or assets and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities or interests junior to those in which we invest, if any, we may not be able to recover our investment in the securities or structured interests we purchase. In addition, if the underlying asset portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related structured interests, the structured interests in which we invest may effectively become the "first loss" position behind the more senior interests, which may result in significant losses to us.

    The prices of lower credit quality structured interests are generally less sensitive to interest rate changes than more highly rated investments, but they are more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality interests because the ability of tenants or the obligors of mortgages underlying the structured interests to make required payments may be impaired. In such event, existing credit support in the structure may be insufficient to protect us against loss of our principal on these interests.

FLUCTUATING INTEREST RATES MAY ADVERSELY AFFECT THE QUANTITY AND VALUE OF OUR NET LEASE ASSETS.

    Because we currently finance our net lease assets on a short-term basis with variable rate financing, increases in short-term interest rates may increase our net interest expense and decrease the net income generated by our net lease assets. Fluctuations in interest rates may also affect us in other ways, including that:

   o higher interest rates may reduce overall demand for net lease loans and accordingly reduce our production of loan assets, which could have a material adverse effect on our financial condition and operating results; and

   o increases or decreases in short- or long-term interest rates may reduce the value of assets on our balance sheet.

WE MAY EXPERIENCE LOSSES ON OUR MORTGAGE LOANS.

    We originate mortgage loans (in particular, net lease loans) as part of our investment strategy. As a holder of mortgage loans, we are subject to risks of borrower defaults, tenant defaults, bankruptcies, fraud, losses and special hazard losses that may not be covered by standard hazard insurance. Also, the costs of originating, financing and hedging the mortgage loans (including the debt service on CDOs secured by the mortgage loans, and expenses related to the CDO transaction, including third-party fees payable to trustees, servicers, document custodians, and credit enhancement providers) could exceed the income on the mortgage assets. In the event of any default under mortgage loans, we will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan plus all interest thereon and other costs payable before principal. To the extent we acquire subordinate CMBS or CDO interests or other subordinate structured interests in net lease assets, we will be subject to these risks in a concentrated form with respect to the underlying net lease assets.

    The typical net lease requires casualty insurance (which may be provided through self insurance) to be maintained on the underlying property (generally by the borrower or the tenant), with such coverages and in such amounts as are customarily insured against with respect to similar properties, for fire, vandalism and malicious mischief, extended coverage perils, physical loss perils, commercial general liability, flood (when the underlying property is located in whole or in material part in a designated flood plain area) and worker injury. There are, however, certain types of losses (such as from earthquakes or wars) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could lose both our capital invested in, and anticipated profits from, one or more net lease properties.

WE COULD BE SUBJECT TO THE RISKS INCIDENT TO OWNERSHIP OF REAL PROPERTY IF THE TENANTS UNDERLYING OUR NET LEASE LOANS FAIL TO MAKE THEIR LEASE PAYMENTS.

    Net lease loans are generally non-recourse to the property owner and in the event of default the lender thereunder is entirely dependent on the loan collateral. Rent payment by the underlying tenant is the primary source of payment of these loans. To the extent the tenant does not make its lease payments, repayment of the net lease loan will depend upon the liquidation value of the underlying real property. The liquidation value of a commercial property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/ or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including energy costs, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, and other factors which are beyond our or our borrower's control. There can be no assurance that our remedies with respect to the loan collateral will provide us with a recovery adequate to recover our investment.

DEVELOPMENT LOANS INVOLVE GREATER RISK OF LOSS THAN LOANS SECURED BY INCOME PRODUCING PROPERTIES.

    We expect to expand our extension of development financing to real estate developers. These types of loans involve a higher degree of risk than long-term senior mortgage loans secured by income-producing real property, due to a variety of factors, including dependence for repayment on successful completion and operation of the project, difficulties in estimating construction or rehabilitation costs, loan terms that often require little or no amortization, and the possibility that a foreclosure by the holder of the senior loan could result in a substantial decrease in the value of our collateral. Accordingly, in the event of a borrower default, we may not recover some or all of our investment in our development loans.

UNSCHEDULED PRINCIPAL PAYMENTS ON OUR LOANS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

    The rate and timing of unscheduled payments and collections of principal on our net lease loans is impossible to predict accurately and will be affected by a variety of factors, including the level of prevailing interest rates, restrictions on voluntary prepayments contained in the loans, the availability of credit generally and other economic, demographic, geographic, tax and legal factors. In general, however, if prevailing interest rates fall significantly below the interest rate on a loan, the borrower is more likely to prepay the then higher-rate loan than if prevailing rates remain at or above the interest rate on the loan.

    Loans we originate or acquire generally prohibit prepayment or only permit prepayment in conjunction with payment of a prepayment premium to maintain the yield to investors. Our mortgage loans are typically prepayable, however, without payment of any prepayment premium, in the event of certain events of casualty or condemnation with respect to the related mortgaged property. From time to time, we may originate a loan that is prepayable under other circumstances without payment of any prepayment premium. We cannot assure you that our prepayment prohibitions will be enforceable in all jurisdictions in which we make loans. Further, a mortgage loan may effectively prepay in the event of a default, in which event a prepayment premium may not be recovered.

    Unscheduled principal prepayments could adversely affect our financial condition and operating results to the extent we are unable to reinvest the funds we receive at an equivalent or higher yield rate, if at all. In addition, a large amount of prepayments, especially prepayments on loans with interest rates that are high relative to the rest of our portfolio, will likely decrease the net income we anticipate receiving from our assets.

WE MAY BE REQUIRED TO REPURCHASE ASSETS THAT WE HAVE SOLD OR TO INDEMNIFY HOLDERS OF OUR CDOS.

    If any of the assets we originate or acquire and sell or pledge to obtain long-term financing do not comply with representations and warranties that we make about certain characteristics of the assets, the borrowers and the underlying properties, we may be required to repurchase those assets or replace them with substitute assets. In addition, in the case of assets that we have sold, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased assets typically require a significant allocation of working capital to carry on our books, and our ability to borrow against such assets is limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

THE SUCCESS OF OUR NET LEASE LOAN BUSINESS WILL DEPEND UPON OUR ABILITY TO SERVICE EFFECTIVELY, OR TO OBTAIN EFFECTIVE THIRD-PARTY SERVICING FOR, THE LOANS WE INVEST IN.

    We have entered into a servicing arrangement with Wachovia Bank, N.A. for servicing of our net lease loans. We may in the future undertake to retain the servicing of our loan assets in a taxable subsidiary of ours. We have no experience servicing a large portfolio of loans for an extended period of time. We cannot assure you that our third-party contractor or we will be able to service the loans according to industry standards. Failure to service the loans properly could harm our financial condition and operating results.

THE SUCCESS OF OUR NET LEASE EQUITY BUSINESS WILL DEPEND ON OUR ABILITY TO OBTAIN THIRD-PARTY MANAGEMENT FOR THE REAL PROPERTIES WE PURCHASE.

    For our equity investments in real property where the underlying lease is not a bondable or triple net lease, we typically enter into management arrangements with third parties to perform our property owner obligations. We rely on these managers to perform our obligations under the net lease. A failure of these managers to perform could trigger the tenant's right to terminate the lease or abate rent. In addition, if the managers fail to perform our obligations in a cost-effective manner, our net cash flows from the property and hence our operating results and cash flows could be adversely affected.

AN INTERRUPTION IN OR BREACH OF OUR INFORMATION SYSTEMS COULD IMPAIR OUR ABILITY TO ORIGINATE ASSETS ON A TIMELY BASIS AND MAY RESULT IN LOST BUSINESS.

    We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in reduced efficiency in asset servicing. We cannot assure you that any failures or interruptions will not occur or, if they do occur, that we or the third parties on whom we rely will adequately address them. The occurrence of any failures or interruptions could significantly harm our financial condition and operating results.

OUR NETWORK OF INDEPENDENT MORTGAGE BROKERS AND INVESTMENT SALE BROKERS MAY SELL OUR INVESTMENT OPPORTUNITIES TO OUR COMPETITORS.

    An important source of our investments comes from independent mortgage brokers and investment sale brokers. These brokers are not contractually obligated to do business with us. Further, our competitors also have relationships with many of these brokers and actively compete with us in our efforts to obtain investments from these brokers. As a result, we may lose potential transactions to our competitors, which could negatively affect the volume and pricing of our investments, which would have a material adverse effect on our financial condition and operating results.

WE MAY BE UNSUCCESSFUL IN EXECUTING OUR 10-YEAR CREDIT TENANT LOAN PROGRAM.

    Like our other loan products, our 10-year credit tenant loans are secured by a first mortgage on the underlying real estate and an absolute assignment of the underlying lease and rents. However, we bifurcate our 10-year credit tenant loans into two notes, a real estate note and a corporate credit note, and allocate the security among the notes. The real estate note is entitled to a first priority claim against the underlying real estate and the corporate credit note is entitled to a first priority claim against the lease assignment. Any excess recovery on one note is paid over to the other note. We typically sell the real estate note, which represents 70% to 80% of the loan, to a CMBS conduit promptly following origination and retain the corporate credit note in our portfolio. If we are unable to continue to sell the first note, we will be subject to all risks incident to holding the debt, including the risks of borrower defaults, tenant defaults, bankruptcies, fraud, losses and special hazard losses that may not be covered by standard hazard insurance. In addition, if the tenant underlying the loan becomes insolvent or bankrupt, that tenant or its bankruptcy trustee can reject the lease. In such an event, our claim, as holder of the corporate credit note, against the real estate will be junior to the real estate note holder's claim. Further, while we will have a first priority claim on the lease assignment, our claim for damages will be limited to an amount defined under the Bankruptcy Code. Either of these contingencies could result in a material adverse effect on our financial condition and operating results.

MAINTENANCE OF OUR INVESTMENT COMPANY ACT OF 1940 EXEMPTION IMPOSES LIMITS ON OUR OPERATIONS.

    We intend to continue to conduct our business in a manner that allows us to avoid registration as an investment company under the Investment Company Act of 1940 (the "1940 Act"). Under Section 3(c)(5)(C) of the 1940 Act, entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate" are not treated as investment companies. The position of the SEC staff generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests in order for us to rely on this exemption (the "55% Requirement"). To constitute a qualifying real estate interest under this 55% Requirement, a real estate interest must meet various criteria. Mortgage securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% Requirement. Our ownership of these mortgage securities, therefore, is limited by the provisions of the 1940 Act and SEC staff interpretations. We cannot assure you that efforts to pursue our investment strategy will not be adversely affected by operation of these provisions and interpretations.

                   RISKS RELATED TO OWNERSHIP OF REAL ESTATE

OUR REAL ESTATE INVESTMENTS ARE SUBJECT TO RISKS PARTICULAR TO REAL PROPERTY.

    As an owner of real property (including property securing our net lease loans that we may acquire upon foreclosure), we are subject to the risks generally incident to the ownership of the real estate. These risks may include those listed below:

   o civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of the terrorist attacks, such as those that occurred on September 11, 2001;

   o adverse changes in national and local economic and market conditions;

   o changes in interest rates and in the availability, cost and terms of debt financing, including mortgage obligations and the possibility of foreclosure;

   o the costs of complying or fines or damages as a result of non-compliance with the Americans with Disabilities Act and with environmental laws;

   o changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

   o costs of remediation and liabilities associated with environmental conditions such as indoor mold;

   o changes in traffic patterns and neighborhood characteristics;

   o the potential for uninsured or underinsured property losses;

   o the ongoing need for capital improvements, particularly in older structures;

   o changes in real property tax rates and other operating expenses;

   o the relative illiquidity of real estate investments; and

   o other circumstances beyond our control.

    Should any of these events occur, our financial condition and operating results could be adversely affected.

SINGLE TENANT LEASES INVOLVE SIGNIFICANT RISKS OF TENANT DEFAULT.

    We focus our real estate acquisition activities on properties that are net leased to single tenants. Therefore, a default by the sole tenant is likely to cause a significant or complete reduction in the operating cash flow generated by the property leased to that tenant and a reduction in the value of that property.

TENANT DEFAULTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

    The tenants underlying our net lease investments may default on their lease obligations. Our ability to manage our assets is also subject to federal bankruptcy laws and state laws that limit creditors' rights and remedies available to real property owners to collect delinquent rents. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a trustee or debtor-in-possession in any bankruptcy proceeding relating to that tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. If a tenant becomes bankrupt, the federal bankruptcy code (and possibly state laws relating to debtor relief) will apply and, in some instances, may restrict the amount and recoverability of our claims against the tenant. A tenant's default on its obligations to us could adversely affect our financial condition and results of operations.

THE ABILITY OF TENANTS TO REJECT LEASES IN A BANKRUPTCY COULD ADVERSELY AFFECT THE VALUE OF OUR INVESTMENTS AND OUR FINANCIAL CONDITION AND OPERATING RESULTS.

    If the tenant underlying our net lease investments becomes insolvent or bankrupt, that tenant or its bankruptcy trustee could reject the lease. Lease enhancements do not cover risks attendant to tenant bankruptcies. If a lease were rejected, rental payments would terminate, leaving the owner without the rental payments to support its debt service and other obligations under loans and with a claim for damages under section 502(b)(6) of the Bankruptcy Code. A claim by the owner for damages resulting from the rejection by a debtor of a lease of real property is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. There can be no assurance that any such claim for damages (or any recovery on the underlying mortgaged real estate) would be sufficient to provide for the repayment of amounts then due under the lease or any debt encumbering the property.

WE MAY HAVE OBLIGATIONS TO COMPLY WITH COVENANTS UNDER CERTAIN OF OUR EQUITY INVESTMENTS IN REAL PROPERTY.

    Under certain of our equity investments in real property, we, as owner of the property, retain obligations with respect to the property, including the responsibility for real estate taxes, insurance, operating expenses, maintenance and repair of the property, provision of adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If we were to fail to meet such obligations, the tenant may be permitted to abate rent or terminate the lease, which may result in a loss of our capital invested in, and anticipated profits from, such property.

RISING OPERATING EXPENSES COULD REDUCE OUR CASH FLOW AND FUNDS AVAILABLE FOR FUTURE DIVIDENDS.

    Our properties are subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property's operating expenses. Our properties are also subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

    While most of our properties are subject to a net lease, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay the expenses associated with maintaining the property. In addition, real estate taxes on our properties and any other properties that we acquire in the future may increase as property tax rates change and as those properties are assessed or reassessed by tax authorities. Many U.S. states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If we are unable to lease properties on a net lease basis, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to stockholders at historical levels or at all.

WE MAY NOT BE ABLE TO RENEW OUR LEASES OR RE-LEASE OUR PROPERTIES.

    Upon the expiration of leases on our properties, we may not be able to re-let all or a portion of that property, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to us than current lease terms. If we are unable to re-let promptly all or a substantial portion of our properties or if the rental rates upon re-letting are significantly lower than the current rates, our financial condition and operating results will be adversely affected. There can be no assurance that we will be able to retain tenants upon the expiration of their leases.

ILLIQUIDITY OF REAL ESTATE MAY LIMIT OUR ABILITY TO CHANGE OUR PORTFOLIO.

    Real estate investments are relatively illiquid. Our ability to vary our portfolio by selling and buying properties in response to changes in economic and other conditions will be limited. In addition, the Internal Revenue Code of 1986, as amended, or the Code, limits our ability to sell our properties by imposing a penalty tax of 100% on the gain derived from prohibited transactions, which are defined as sales of property held primarily for sale to customers in the ordinary course of a trade or business. The frequency of sales and the holding period of the property sold are two primary factors in determining whether a property sold fits within this definition. These considerations may limit our opportunities to sell our properties. If we must sell a property, we cannot assure you that we will be able to dispose of the property in the time period we desire or that the sales price of the property will recoup or exceed our cost for the property.

NONCOMPLIANCE WITH ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

    The real properties we own, including those that we may acquire by foreclosure in connection with our net lease loans, are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require the current owner of a contaminated property to clean up the property, even if the owner did not know of and was not responsible for the contamination. For example, liability can be imposed upon a property owner based on activities of a tenant. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner's ability to borrow funds using the property as collateral or to rent or sell the property. Under the environmental laws, courts and governmental agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, to pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal of, or transports for disposal or treatment of, a hazardous substance to a property owned by another may be liable for the costs of removal or remediation of the hazardous substances released into the environment at that property.

    Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. Also, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals to manage them carefully and to notify local officials that the chemicals are being used. We may be responsible for environmental liabilities created by our tenants irrespective of the terms of any lease.

    We could be responsible for the costs discussed above. The costs incurred to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect our financial condition and operating results.

    Prior to acquisition of or foreclosure on a property, we obtain Phase I environmental reports and, in some cases, a Phase II environmental report. However, these reports may not reveal all environmental conditions at a property and we may incur material environmental liabilities of which we are unaware. Future laws or regulations may impose material environmental liabilities on us or our tenants and the current environmental condition of our properties may be affected by the condition of the properties in the vicinity of our properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

                      RISKS RELATED TO LEASE ENHANCEMENTS

OUR LEASE ENHANCEMENT MECHANISMS MAY FAIL.

    We have developed certain lease enhancement mechanisms designed to reduce the risks inherent in our net lease investments. These lease enhancement mechanisms include:

   o casualty and condemnation insurance policies that protect us from any right the tenant may have to terminate the underlying net lease or abate rent as a result of a casualty or condemnation;

   o with respect to a double net lease, borrower reserve funds that protect us from any rights the tenant may have to terminate the underlying net lease or abate rent as a result of the failure of the property owner to maintain and repair the property or related common areas; and

   o residual value insurance policies on net lease loans which have an amortization period that extends beyond the initial term of the underlying net lease, that insure against the risk that the borrower defaults and the property is worth less than the balloon balance at maturity.

    These lease enhancement mechanisms may not protect us against all losses. For example, our casualty and condemnation policies typically contain exclusions relating to war, insurrection, rebellion, revolution or civil riot and radioactive matter, earthquakes (in earthquake zones) and takings (other than by condemnation) by reason of danger to public health, public safety or the environment. In addition, amounts in the borrower reserve fund may be insufficient to cover the cost of maintenance or repairs, and the borrower may fail to perform such maintenance or repairs at its own expense. The failure of our lease enhancement mechanisms may result in the loss of our capital invested in, and profits anticipated from, our investment, and could adversely affect our financial condition and operating results.

WE DEPEND ON OUR INSURANCE CARRIERS TO PROVIDE AND HONOR LEASE ENHANCEMENTS.

    We presently obtain specialized lease enhancement insurance policies from two carriers. The limited number of insurance carriers available to provide lease enhancements restricts our ability to replace such insurers. Any of the following developments with respect to our carriers may have a material adverse effect on our financial condition and operating results:

   o a deterioration in our relationship with one or both of our carriers;

   o a bankruptcy or other material adverse financial development with respect to one or both of our carriers; and

   o a dispute as to policy coverage with one or both of our carriers.

WE MAY FAIL TO ANALYZE LEASES ADEQUATELY OR APPLY APPROPRIATE LEASE ENHANCEMENT MECHANISMS.

    Our net lease assets are generally secured by rent payments on the underlying net lease. Therefore, continued rent payments are critical to the value of our assets. In determining whether a lease enhancement mechanism is appropriate, we examine the costs and benefits of the lease enhancement mechanism in light of our analysis of the risks associated with the underlying net lease. As a result of this analysis, we may decline to apply a lease enhancement mechanism that would otherwise protect us. Our failure to analyze leases adequately or apply appropriate lease enhancement mechanisms could cause a decline in the value of our net lease asset and adversely affect our financial condition and operating results.

                RISKS RELATED TO BUSINESS STRATEGY AND POLICIES

WE FACE SIGNIFICANT COMPETITION THAT COULD HARM OUR BUSINESS.

    We are subject to significant competition in seeking asset investments. We compete with other specialty finance companies, insurance companies, investment banks, savings and loan associations, banks, mortgage bankers, mutual funds, institutional investors, pension funds, other lenders, governmental bodies and individuals and other entities, including REITs. We may face new competitors and, due to our focus on net lease properties located throughout the United States, and because many of our competitors are locally and/or regionally focused, we may not encounter the same competitors in each region of the United States. Many of our competitors will have greater financial and other resources and may have other advantages over our company. Our competitors may be willing to accept lower returns on their investments, may have access to lower cost capital and may succeed in buying the assets that we target for acquisition. We may incur costs on unsuccessful acquisitions that we will not be able to recover. Our failure to compete successfully could have a material adverse effect on our financial condition and operating results.

OUR ABILITY TO GROW OUR BUSINESS WILL BE LIMITED BY OUR ABILITY TO ATTRACT DEBT OR EQUITY FINANCING, AND WE MAY HAVE DIFFICULTY ACCESSING CAPITAL ON ATTRACTIVE TERMS.

    We expect to fund future investments primarily from debt or equity capital. Therefore, we are dependent upon our ability to attract debt or equity financing from public or institutional lenders. The capital markets have been, and in the future may be, adversely affected by various events beyond our control, such as the United States' military involvement in the Middle East and elsewhere, the terrorist attacks on September 11, 2001, the ongoing War on Terrorism by the United States and the bankruptcy of major companies, such as Enron Corp. Events such as an escalation in the War on Terrorism, new terrorist attacks, or additional bankruptcies in the future, as well as other events beyond our control, could adversely affect the availability and cost of capital for our business. As a REIT, we will also be dependent upon the availability and cost of capital in the REIT markets specifically, which can be impacted by various factors such as interest rate levels, the strength of real estate markets and investors' appetite for REIT investments. We cannot assure you that we will be successful in attracting sufficient debt or equity financing to fund future investments, or at an acceptable cost.

FUTURE OFFERINGS OF DEBT AND EQUITY MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    We expect in the future to increase our capital resources by making additional offerings of equity and debt securities, which would include classes of preferred stock, common stock and senior or subordinated notes. All debt securities and other borrowings, as well as all classes of preferred stock, will be senior to our common stock in a liquidation of our company. Additional equity offerings could dilute our stockholders' equity, reduce the market price of shares of our common stock, or be of preferred stock having a distribution preference that may limit our ability to make distributions on our common stock. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

WE MAY FAIL TO MANAGE OUR ANTICIPATED GROWTH.

    As of December 31, 2004, our company had 23 employees. If we grow rapidly, we may experience a significant strain on our management, operational, financial and other resources. Our ability to manage growth effectively will require us to continue to improve our operational and financial systems, to expand our employee base and train and manage our employees and to develop additional management expertise. Management of growth is especially challenging for us due to our limited financial resources. Failure to increase our business and manage growth effectively could have a material adverse effect on our financial condition and operating results.

TEMPORARY INVESTMENT IN SHORT-TERM INVESTMENTS MAY ADVERSELY AFFECT OUR
RESULTS.

    Our results of operations may be adversely affected during the period in which we are implementing our investment, leveraging and hedging strategies or during any period after which we have received the proceeds of a financing or asset sale but have not invested the proceeds. During this time, we may be invested in short-term investments, including CMBS or CDO bonds, corporate bonds, commercial paper, money market funds and U.S. agency debt.

THE CONCENTRATION OF OUR COMPANY'S OWNERSHIP MAY ADVERSELY AFFECT THE ABILITY OF NEW INVESTORS TO INFLUENCE OUR COMPANY'S POLICIES.

    As of December 31, 2004, our directors and executive officers owned approximately 12.2% in the aggregate of the outstanding shares of our common stock. Accordingly, these owners collectively have significant influence over our company and may determine to vote their shares together. This influence may result in company decisions that may not serve the best interest of all stockholders.

OUR BOARD OF DIRECTORS MAY CHANGE OUR INVESTMENT AND OPERATIONAL POLICIES WITHOUT STOCKHOLDER CONSENT.

    Our board of directors determines our investment and operational policies and may amend or revise our policies, including our policies with respect to our REIT status, investment objectives, acquisitions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies without a vote of or notice to our stockholders. Investment and operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

THE FEDERAL INCOME TAX LAWS GOVERNING REITS ARE COMPLEX, AND OUR FAILURE TO QUALIFY AS A REIT UNDER THE FEDERAL TAX LAWS WILL RESULT IN ADVERSE TAX CONSEQUENCES.

    We intend to operate in a manner that will allow us to qualify as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complex, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in qualifying as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of our qualification as a REIT.

    If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income. Our taxable income would be determined without deducting any distributions to our stockholders. We might need to borrow money or sell assets in order to pay any such tax. If we cease to qualify as a REIT, we no longer would be required to distribute most of our taxable income to our stockholders. Unless the federal income tax laws excused our failure to qualify as a REIT, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

EVEN IF WE QUALIFY AS A REIT, WE MAY FACE OTHER TAX LIABILITIES THAT REDUCE OUR CASH FLOW OR LIMIT OUR ABILITY TO SELL OR SECURITIZE OUR ASSETS.

    FAILURE TO MAKE REQUIRED DISTRIBUTIONS WOULD SUBJECT US TO TAX. In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. Under some circumstances, we may need to borrow money or sell assets to distribute enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

    THE FORMATION OF TAXABLE REIT SUBSIDIARIES INCREASES OUR OVERALL TAX LIABILITY. Our taxable REIT subsidiaries will be subject to federal and state income tax on their taxable income, which will consist of gains from any loan sales and financial advisory services fees, net of the general and administrative expenses associated with these businesses. Accordingly, although our ownership of the taxable REIT subsidiaries allows us to participate in additional operating income, that operating income is fully subject to corporate income tax. The after-tax net income of our taxable REIT subsidiaries is available for distribution to us as dividends, but we may choose to retain earnings in the taxable REIT subsidiary and not pay dividends.

    We will incur a 100% tax on transactions with our taxable REIT subsidiaries that are not conducted on an arm's-length basis.

    THE TAX ON PROHIBITED TRANSACTIONS WILL LIMIT OUR ABILITY TO ENGAGE IN TRANSACTIONS, INCLUDING CERTAIN METHODS OF SECURITIZING OUR LOANS, THAT WOULD BE TREATED AS SALES FOR FEDERAL INCOME TAX PURPOSES. A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize loans in a manner that was treated as a sale for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through our taxable REIT subsidiaries and may limit the structures that we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us.

COMPLYING WITH REIT REQUIREMENTS MAY CAUSE US TO FOREGO OTHERWISE ATTRACTIVE OPPORTUNITIES.

    To qualify as a REIT for federal income tax purposes we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

COMPLYING WITH REIT REQUIREMENTS MAY LIMIT OUR ABILITY TO HEDGE EFFECTIVELY.

    The REIT provisions of the Code may limit our ability to hedge our operations by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified real estate assets, to no more than 25% of our gross income. In addition, we must limit our aggregate income from non-qualified hedging transactions, from our provision of services and from other non-qualifying sources to no more than 5% of our annual gross income. As a result, we may have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate one or both of the REIT gross income tests, we would be subject to a penalty tax generally equal to the greater of the amounts by which we failed the two gross income tests, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the REIT gross income tests, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

OUR OWNERSHIP LIMITATIONS MAY RESTRICT OR PREVENT YOU FROM ENGAGING IN CERTAIN TRANSFERS OF OUR COMMON STOCK.

    In order to maintain our REIT qualification, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year. To preserve our REIT qualification, our charter provides that, unless exempted by our board of directors, no person may directly or indirectly own more than 9.9% of the number or value (whichever is more restrictive) of our outstanding shares of stock. We refer to this limitation as the "Aggregate Stock Ownership Limit." In addition, our charter provides that, unless exempted by our board of directors, no person may directly or indirectly own more than 9.9% of the aggregate number or value (whichever is more restrictive) of the outstanding shares of our common stock. We refer to this limitation as the "Common Stock Ownership Limit." Generally, any shares of our stock owned by affiliated owners will be combined for purposes of the Aggregate Stock Ownership Limit, and any shares of common stock owned by affiliated owners will be combined for purposes of the Common Stock Ownership Limit.

    If anyone transfers shares in a way that would violate our ownership limits, or prevent us from continuing to qualify as a REIT under the federal income tax laws, we will consider the transfer to be null and void from the outset and the intended transferee of those shares will be deemed never to have owned the shares or those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate our ownership limits. Anyone who acquires shares in violation of our ownership limits or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

PROVISIONS OF OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD-PARTY TO ACQUIRE CONTROL OF OUR COMPANY.

    OUR CHARTER CONTAINS RESTRICTIONS ON STOCK OWNERSHIP AND TRANSFER. Our charter contains the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, and these restrictions on transferability and ownership may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

    OUR BOARD OF DIRECTORS MAY ISSUE ADDITIONAL STOCK WITHOUT STOCKHOLDER APPROVAL. Our charter authorizes our board of directors to classify or reclassify any unissued shares of common stock or preferred stock and to set the preferences, rights of other terms of such classified and reclassified shares and to amend the charter to increase or decrease the aggregate number of shares of stock we have authority to issue, without any action by the stockholders. Issuances of additional shares of stock may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

    OTHER PROVISIONS OF OUR CHARTER AND BYLAWS MAY DELAY OR PREVENT A TRANSACTION OR CHANGE OF CONTROL. Our charter and bylaws also contain other provisions that may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. For example, our charter and bylaws provide that: a two-thirds vote of stockholders is required to remove a director, vacancies on our board may only be filled by the remaining directors, the number of directors may be fixed only by the directors, our bylaws may only be amended by our directors and a majority of shares is required to call a special stockholders meeting. See "Certain Provisions of Maryland Law and Our Charter and Bylaws."

THE MARKET PRICE OF OUR SECURITIES MAY VARY SUBSTANTIALLY.

    The trading prices of equity securities issued by REITs historically have been affected by changes in market interest rates. One of the factors that may influence the price of our securities in public trading markets is the annual yield from distributions on our securities as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our securities to demand a higher annual yield, which could reduce the market price of our securities.

    We have registered the resale of an aggregate of 4,061,975 shares of our common stock. These shares are owned by the former owners of our predecessor, Capital Lease Funding, LLC, and certain of our executive officers and other key employees. These owners may freely resell the shares into the public market without restriction. In addition, on November 17, 2004, an aggregate of 139,134 shares of our common stock issued to certain of our current and former employees prior to our initial public offering became eligible for sale under Rule 144 of the Securities Act of 1933, as amended. The resale of any of these shares into the public market, or the perception that such resale may occur, could adversely affect the market price of our common stock.

    Other factors that could affect the market price of our common stock include the following:

   o actual or anticipated variations in our quarterly results of operations;

   o changes in market valuations of companies in the real estate or mortgage loan industries;

   o changes in expectations of future financial performance or changes in estimates of securities analysts;

   o fluctuations in stock market prices and volumes;

   o the addition or departure of key personnel; and

   o announcements by us or our competitors of acquisitions, investments or strategic alliances.

WE DEPEND ON OUR KEY PERSONNEL.

    We depend on the efforts and expertise of our senior management to manage our day-to-day operations and strategic business direction. Our senior management is comprised of Paul H. McDowell, William R. Pollert, Shawn P. Seale, Robert C. Blanz and Michael J. Heneghan. We also depend on the business relationships that our staff has with borrowers, tenants, mortgage brokers, investment sale brokers, lenders, institutional investors and other net lease market participants. Although we have entered into employment agreements with each member of our senior management, there is no guarantee that any of them will remain employed with our company for the term of their respective agreements. We do not maintain key person life insurance on any of our management team members. If any member of our senior management team were to die, become disabled or otherwise leave our employ, we may not be able to replace him with a person of equal skill, ability and industry expertise.

                           FORWARD-LOOKING STATEMENTS

    This prospectus and the information incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "strategy," "will" and other words of similar meaning. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

   o our ability to make additional investments in a timely manner or on acceptable terms;

   o our ability to obtain long-term financing for our asset investments at the spread levels we project when we invest in the asset;

   o adverse changes in the financial condition of the tenants underlying our net lease investments;

   o increases in our financing costs and/or our general and administrative costs;

   o changes in our industry, the industries of our tenants, interest rates or the general economy;

   o the success of our hedging strategy;

   o our ability to raise additional capital;

   o our ability to complete pending net lease real property acquisitions and/ or other net lease investments in a timely manner or at all;

   o impairments in the value of the collateral underlying our investments;

   o the degree and nature of our competition; and

   o the other factors discussed in this prospectus and the documents incorporated by reference into this prospectus, including those described under the caption "Risk Factors."

    In addition, we may be required to defer revenue recognition on real properties we acquire if the property is under construction or is not yet ready for occupancy.

    Any forward-looking statement speaks only as of its date. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date made.

                                USE OF PROCEEDS

    Unless otherwise provided in the applicable prospectus supplement, we intend to use the proceeds from the sale of securities under this prospectus for general corporate purposes, which may include the funding of future investments, the repayment of outstanding indebtedness, working capital and other general purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.


                                                                                                             YEAR ENDED
                                                                                QUARTER ENDED               DECEMBER 31,
                                                                                  MARCH 31,      ----------------------------------
                                                                                     2005        2004   2003    2002    2001   2000
                                                                                -------------    ----   ----    ----    ----   ----
Ratio of earnings to combined fixed charges and preferred stock dividends ...        1.40        1.48   4.06    1.28    1.56    --


    In 2000, the amount of our coverage deficiency was $18,961,000.

    We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by fixed charges. We have not issued any preferred shares as of the date of this prospectus, and therefore there were no preferred dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods. Earnings have been calculated by adding fixed charges to income before provision for income taxes, and then subtracting capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of loan origination fees and the portion of rental expense deemed to be the equivalent of interest.

                          DESCRIPTION OF COMMON STOCK

    The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws. See "Where You Can Find More Information."

AUTHORIZED STOCK

    Our charter provides that we may issue up to 500,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, $.01 par value per share. At April 1, 2005, 27,875,200 shares of common stock were issued and outstanding and no preferred stock was issued and outstanding. In addition, 305,734 shares of common stock have been reserved for issuance under our stock plan. As permitted by the Maryland General Corporation Law, or MGCL, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

VOTING RIGHTS OF COMMON STOCK

    Subject to the provisions of our charter restricting the transfer and ownership of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock that we may issue in the future, the holders of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The holders of a plurality of the outstanding common stock, voting as a single class, can elect all of the directors.

DISTRIBUTIONS, LIQUIDATION AND OTHER RIGHTS OF COMMON STOCK

    All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter restricting transfer of our stock.

    Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of stock contained in our charter, all shares of common stock have equal distribution, liquidation and other rights.

POWER TO RECLASSIFY STOCK

    Our charter authorizes our board of directors to classify any unissued preferred stock and to reclassify any previously classified but unissued common stock and preferred stock of any series, from time to time, in one or more classes or series, as authorized by the board of directors. Prior to issuance of stock of each class or series, the board of directors is required by the MGCL and our charter to set for each such class or series, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of preferred stock with priority over the common stock with respect to distributions and rights upon liquidation and with other terms and conditions which may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our common stock holders.

POWER TO ISSUE ADDITIONAL COMMON STOCK AND PREFERRED STOCK

    We believe that the power to issue additional common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of the NYSE. The listing requirements of the NYSE require stockholder approval of certain issuances of 20% or more of the then outstanding voting power or the outstanding number of shares of common stock. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our common stock holders.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    Our charter provides that no person may beneficially own, actually or constructively, more than 9.9% of the value or number, whichever is more restrictive, of our outstanding capital stock or 9.9% of the value or number, whichever is more restrictive, of our outstanding shares of common stock. See "Restrictions on Ownership and Transfer."

OTHER MATTERS

    The transfer agent and registrar for our common stock is Wachovia Bank, NA.

        CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS


    The following description of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is qualified in its entirety by reference to Maryland law, our charter and our bylaws. See "Where You Can Find More Information."

OUR BOARD OF DIRECTORS

    Our bylaws provide that the number of our directors may be established only by our board of directors. We have seven directors. The board of directors may increase or decrease the number of directors by a vote of a majority of the members of our board of directors, provided that the number of directors may not be less than the number required by Maryland law and that the tenure of office of a director may not be affected by any decrease in the number of directors. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or, if no directors remain, by our stockholders. Any director elected to fill a vacancy serves for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

    At each annual meeting of stockholders, the holders of the common stock may vote to elect all of the directors on the board of directors, each of which is elected to a one-year term. Holders of common stock have no right to cumulative voting in the election of directors. At each annual meeting of stockholders, the holders of a plurality of the common stock are able to elect all of the directors.

REMOVAL OF DIRECTORS

    Under Maryland law and our charter, a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the exclusive power of our board of directors to fill vacant directorships (described below under "--Other Anti-Takeover Provisions"), precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Maryland law prohibits "business combinations" between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer, issuance or transfer by us of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

   o any person who beneficially owns 10% or more of the voting power of our stock; or

   o an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting stock.

    A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

    After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:


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
   o 80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

   o two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

    These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

    The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors. However, our board of directors may, by resolution, opt into the business combination statute in the future.

    Should our board opt into the business combination statute, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

    Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

   o one-tenth or more but less than one-third;

   o one-third or more but less than a majority; or

   o a majority or more.

    Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting and delivery of an acquiring person statement. If no request for a meeting is made, we may present the question at any stockholders' meeting.

    If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the acquiring person statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiring person

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
in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

    Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

OTHER ANTI-TAKEOVER PROVISIONS

    Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

   o a classified board;

   o a two-thirds vote requirement for removing a director;

   o a requirement that the number of directors be fixed only by vote of the directors;

   o a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

   o a majority requirement for the calling of a special meeting of stockholders.

    Pursuant to Subtitle 8, we have elected to provide that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in our board the exclusive power to fix the number of directorships and
(c) require, unless called by the chairman of our board of directors, our chief executive officer, our president or our board of directors, the request of the holders of a majority of outstanding shares to call for a special stockholders meeting.

    Our bylaws also provide that only our board of directors may amend or repeal any of our bylaws or adopt new bylaws.

MERGER; AMENDMENT OF CHARTER

    Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides for approval by the holders of a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the charter, including the provisions relating to removal of directors, that require the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. As permitted by the MGCL, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our charter limits the liability of our directors and officers for money damages to the maximum extent permitted by Maryland law. Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

   o actual receipt of an improper benefit or profit in money, property or services; or

   o active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

    Our charter authorizes us to obligate ourselves and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a director, trustee, officer, partner or otherwise. The indemnification covers any claim or liability against the person by reason of his or her status as a present or former director or officer.

    Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is, or threatened to be, made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding to which they are made a party by reason of their service in these or other capacities unless it is established that:

   o the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

   o the director or officer actually received an improper personal benefit in money, property or services; or

   o in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

    However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.

    Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

   o a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

   o a written undertaking to repay the amount advanced if the standard of conduct is not met.

    Insofar as the above provisions permit indemnification of directors, officers, or persons controlling us for liability arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

REIT STATUS

    Our charter provides that our board of directors may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interest to continue to qualify as a REIT.

DISSOLUTION

    Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of stock then outstanding and the prior approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

   o pursuant to our notice of the meeting;

   o by or at the direction of our board of directors; or

   o by a stockholder who is a stockholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who complied with the advance notice procedures set forth in our bylaws.

    Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year's annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

    With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

   o pursuant to our notice of the meeting;

   o by or at the direction of our board of directors; or

   o provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who complied with the advance notice provisions set forth in our bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

    Our board or directors may rescind the resolution opting out of the business combination statute or repeal the bylaw opting out of the control share acquisition statute. If the business combination provisions or control share provisions become applicable to our company, those provisions, in addition to the provisions in our charter regarding removal of directors and the restrictions on the transfer of shares of capital stock and the advance notice provisions of our bylaws, may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our common stock holders.


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
                             PARTNERSHIP AGREEMENT


    We conduct substantially all of our business through our operating partnership, Caplease, LP, or its subsidiaries. We are the sole limited partner and our wholly-owned subsidiary is the sole general partner of our operating partnership.

    We may admit additional limited partners to the partnership in the future, particularly in connection with the acquisition of real estate. We may issue units of partnership interest in the partnership to the sellers of real estate. The issuance of these partnership units can help sellers defer recognition of taxable gain which would otherwise be payable upon the sale of a property to us. We believe that offering sellers the ability to acquire these partnership units will enhance our ability to acquire properties because of the tax advantages to sellers.

    For so long as we own all of the interests in the operating partnership and until such time as we admit outside limited partners to our operating partnership, the partnership agreement for our operating partnership is a short-form agreement that does not contain all the terms described below, particularly those relating to rights of limited partners. There can be no assurance that we will issue any units of partnership interest in the future and admit outside partners as limited partners of our operating partnership.
If we do, we expect that the agreement of limited partnership for our operating partnership will be amended and restated so as to contain the following general terms which we believe are customarily found in the operating partnership agreements of many other publicly traded real estate investment trusts which have outside limited partners.

MANAGEMENT

    As the sole general partner of the operating partnership, we will have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and to cause changes in the operating partnership's line of business and distribution policies.

TRANSFERABILITY OF INTERESTS

    We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

   o we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners;

   o as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units will be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described below) and (ii) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

   o we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners (other than our company or its subsidiaries) receive for each partnership unit an amount of cash, securities or

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
     other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders for a share of our common stock.

    We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement is amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

    We also may (i) transfer all or any portion of our general partnership interest to (1) a wholly-owned subsidiary or (2) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common stock is listed.

CAPITAL CONTRIBUTION

    We contributed to our operating partnership substantially all the net proceeds of our initial public offering. Other parties in the future that contribute assets to our operating partnership will become limited partners and will receive partnership units based on the fair market value of the assets at the time of such contributions. The partnership agreement will provide that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we will be obligated to contribute the proceeds of any offering of shares of stock as additional capital to the operating partnership. We will be authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership's and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

REDEMPTION RIGHTS

    Pursuant to the partnership agreement, the limited partners will receive redemption rights, which will enable them to cause the operating partnership to redeem their units of partnership interests in exchange for cash or, at our option, shares of common stock on a one-for-one basis. The number of shares of common stock issuable upon redemption of units of partnership interest held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

   o result in any person owning, directly or indirectly, shares of common stock in excess of the stock ownership limits in our charter;

   o result in our shares of our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

   o result in our being "closely held" within the meaning of section 856(h) of the Code;

   o cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or a subsidiary's real property, within the meaning of section 856(d)(2)(B) of the Code; or

   o cause the acquisition of common stock by such redeeming limited partner to be "integrated" with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

    We may, in our sole and absolute discretion, waive any of these restrictions.

    The redemption rights may be exercised by the limited partners at any time after an initial holding period; provided, however, unless we otherwise agree:

   o a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

   o a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

   o a limited partner may not exercise the redemption right more than two times annually.

    The partnership agreement will require that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a "publicly traded partnership" taxable as a corporation under section 7704 of the Code.

    In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

   o all expenses relating to our continuity of existence and our subsidiaries' operations;

   o all expenses relating to offerings and registration of securities;

   o all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

   o all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

   o all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

    These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to assets that are owned by us directly rather than by the operating partnership or its subsidiaries.

DISTRIBUTIONS

    The partnership agreement will provide that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership's property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

    Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

ALLOCATIONS

    Profits and losses of the operating partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the limited partners in accordance with the respective percentage interests in the operating partnership. All of the foregoing allocations are subject to compliance with the provisions of sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. We expect the operating partnership to use the "traditional method" under section 704(c) of the Code for allocating items with respect to contributed property for which the fair market value differs from the adjusted tax basis at the time of contribution.

TERM

    The operating partnership will continue for a term of 50 years or more, or until sooner dissolved upon:

   o our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

   o the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

   o the redemption of all partnership units (other than those held by us, if any); or

   o an election by us in our capacity as the general partner.

TAX MATTERS

    Pursuant to the partnership agreement, we will be the tax matters partner of the operating partnership and will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

                         DESCRIPTION OF PREFERRED STOCK


    We are authorized to issue 100,000,000 shares of preferred stock, par value $0.01 per share. As of April 1, 2005, we had no shares of preferred stock outstanding.

    The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our charter, the applicable articles supplementary describing the terms of the related class or series of preferred stock, and our bylaws, each of which we have filed or will file with the SEC.

GENERAL

    Subject to the limitations prescribed by Maryland law and our charter and bylaws, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to designate and issue, from time to time, one or more classes or series of preferred stock with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption as may be fixed by resolution of the board of directors or duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

    The prospectus supplement relating to the class or series of preferred stock being offered thereby will describe the specific terms of such securities, including:

   o the title and stated value of such preferred stock;

   o the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

   o the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

   o whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

   o the procedures for any auction and remarketing, if any, for such preferred stock;

   o the provisions for a sinking fund, if any, for such preferred stock;

   o the provisions for redemption, if applicable, of such preferred stock;

   o any listing of such preferred stock on any securities exchange;

   o the terms and conditions, if applicable, upon which such preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof) and conversion period;

   o any voting rights of such preferred stock;

   o a discussion of any material U.S. federal income tax considerations applicable to such preferred stock;

   o the relative ranking and preferences of such preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

   o any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

   o any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

   o any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.


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
RANK

    Unless otherwise specified in the prospectus supplement relating to a particular class or series of preferred stock, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

   o senior to all classes or series of our common stock, and to all equity securities ranking junior to such preferred stock;

   o on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

   o junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock.

    As used for these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Unless otherwise specified in the prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

    Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the preferred stock as to dividends, holders of shares of each class or series of preferred stock shall be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend will be payable to holders of record as they appear on our stock transfer books on such record dates as are fixed by our board of directors.

    Dividends on any class or series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If we fail to declare a dividend payable on a dividend payment date on any class or series of preferred stock for which dividends are non-cumulative, then the holders of such class or series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series of preferred stock are declared payable on any future dividend payment date.

    Unless otherwise specified in the applicable prospectus supplement, if any shares of any class or series of preferred stock are outstanding, we generally may not declare, pay or set apart for payment full dividends on any of our capital stock of any other class or series ranking, as to dividends, on a parity with or junior to such class or series of preferred stock for any period unless:

   o if such class or series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on such class or series of preferred stock for all past dividend periods and the then current dividend period; or

   o if such class or series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on such class or series of preferred stock.

    When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the preferred stock of such class or series, all dividends declared upon shares of such class or series of preferred stock and any other class or series of preferred stock ranking on a parity as to dividends with such preferred stock will be declared pro rata so that the amount of dividends declared per share on the preferred stock of such class or series and such other class or series of preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of such class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) and such other class or series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on shares of preferred stock which may be in arrears.

    Unless otherwise provided in the applicable prospectus supplement, except as provided in the immediately preceding paragraph, unless

   o if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on such class or series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

   o if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in common stock or other capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up) may be authorized, declared or paid or set aside for payment or other distribution may be authorized, declared or made upon our common stock or any other of our capital stock ranking junior to or on a parity with such class or series of preferred stock as to dividends or upon our liquidation, dissolution or winding up, and no common stock or any other of our capital stock ranking junior to or on a parity with such class or series of preferred stock as to dividends or upon liquidation, dissolution or winding up may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for our other capital stock ranking junior to such class or series of preferred stock as to dividends and upon our liquidation, dissolution or winding up, and except for a redemption or purchase or other acquisition of shares of our common stock made for purposes of an employee benefit plan of the Company or any subsidiary or as otherwise provided for under our charter to protect our status as a REIT).

    Any dividend payment made on shares of a class or series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of such class or series which remains payable.

REDEMPTION

    If so provided in the applicable prospectus supplement, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

    The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify:

   o the number of shares of preferred stock that we will redeem;

   o the dates on or the period during which we will redeem the shares; and

   o the redemption price that we will pay per share, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption.

    The redemption price may be payable in cash or other property, as described in the applicable prospectus supplement. If the redemption price for any class or series of preferred stock is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if no such capital stock was issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock will automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

    Notwithstanding the foregoing, unless

   o if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any class or series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period, and

   o if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any class or series of preferred stock shall be redeemed unless all outstanding shares of such class or series of preferred stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such class or series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such class or series of preferred stock or to preserve our status as a REIT.

    If fewer than all of the outstanding shares of preferred stock of any class or series are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in violation of the ownership limitations set forth in our charter.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of preferred stock of any class or series to be redeemed at the address shown on our stock transfer books. Each notice of redemption will state:

   o the redemption date;

   o the number of shares and class or series of the preferred stock to be redeemed;

   o the redemption price;

   o the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

   o that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

   o the date upon which the holder's conversion rights, if any, as to such shares will terminate.

    If fewer than all the shares of preferred stock of any class or series are to be redeemed, the notice of redemption will also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for such redemption have been irrevocably set apart by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of preferred stock, such shares of preferred stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

    Any shares of preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment may be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement and articles supplementary), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    After liquidating distributions have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding up.

VOTING RIGHTS

    Holders of our preferred stock generally will not have any voting rights, except as otherwise required by law from time to time or as indicated in the applicable prospectus supplement.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

RESTRICTIONS ON OWNERSHIP

    Our charter provides that no person may beneficially own, actually or constructively, more than 9.9% of the value or number, whichever is more restrictive, of our outstanding capital stock. See "Restrictions on Ownership and Transfer."

TRANSFER AGENT

    The registrar and transfer agent for a particular series of preferred stock will be set forth in the applicable prospectus supplement.

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER


    For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

    In order to help us to satisfy the requirements set forth in the preceding paragraph, our charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the "Aggregate Stock Ownership Limit") in value or in number, whichever is more restrictive, of our outstanding shares of stock. In addition, our charter prohibits any person or persons acting as a group from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.9% in value or in number, whichever is more restrictive, of our outstanding shares of common stock (the "Common Stock Ownership Limit").

    In addition to these ownership limits, our charter prohibits:

   o any person from beneficially or constructively owning shares of our stock that would result in us being "closely held" under Section 856(h) of the Code;

   o any transfer of shares of our stock that would result in our stock being beneficially owned by fewer than 100 persons; and

   o any transfer of shares of our stock that would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to a charitable trust, as described below, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

    Furthermore, our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described in the first sentence of the paragraph directly above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in our failing to qualify as a REIT. As a condition of exemption, our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

    In April 2005, our board of directors granted an exemption to Hotchkis & Wiley Capital Management permitting them to own up to 12.5% of our outstanding common stock.

    If any transfer of our shares of stock occurs which, if effective, would result in our shares of stock being owned by fewer than 100 persons, would cause us to be "closely held" under the Code, would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us) or would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of stock the transfer of which otherwise would cause such person to violate the charter limitations (rounded up to the nearest whole share) will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will constitute issued and outstanding shares of our stock. The Prohibited Owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any Prohibited Owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust's beneficiary. Any dividend or other distribution paid to the Prohibited Owner before our discovery that shares of stock have been transferred to the trustee will be paid by the Prohibited Owner to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust's charitable beneficiary. The Prohibited Owner will have no voting rights with respect to shares of stock held in the charitable trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its discretion, will have the authority to:

   o rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the trustee; and

   o recast such vote in accordance with the desires of the trustee acting for the benefit of the trust's beneficiary.

    However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

    Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary. The Prohibited Owner will receive the lesser of:

   o the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise) the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

   o the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust.

    Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then:

   o such shares will be deemed to have been sold on behalf of the charitable trust; and

   o to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that the Prohibited Owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

    In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

   o the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

   o the market price on the date we, or our designee, accept such offer.

    We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

    All certificates representing our shares of stock will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such lower percentages as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares of capital stock must give written notice to us, within 30 days after the end of each taxable year, of the name and address of such owner, the number of shares of each class and series of shares of stock which the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with additional information as we may request to determine the effect of the owner's beneficial ownership on our REIT status and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit. In addition, each of our stockholders, whether or not an owner of 5% or more of our capital stock, must provide us with information as we may request to determine our REIT status and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

    These ownership and transfer limitations in our charter could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

                         DESCRIPTION OF DEBT SECURITIES


    The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

    The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. A form of each of the senior indenture and the subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be qualified under the Trust Indenture Act. We use the term "indenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

    The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

GENERAL

    We will describe in each prospectus supplement the following terms relating to a series of debt securities:

   o the title or designation;

   o any limit on the principal amount that may be issued;

   o whether or not we will issue the series of debt securities in global form, the terms and the depository;

   o the maturity date;

   o the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

   o whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

   o the terms of the subordination of any series of subordinated debt;

   o the place where payments will be payable;

   o our right, if any, to defer payment of interest and the maximum length of any such deferral period;

   o the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

   o the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

   o whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

   o whether we will be restricted from incurring any additional indebtedness;


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
   o a discussion on any material or special U.S. federal income tax considerations applicable to the debt securities;

   o the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

   o any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

CONVERSION OR EXCHANGE RIGHTS

    We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities that the holders of the series of debt securities receive would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE

    The indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of our assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURE

    The following will be events of default under the indentures with respect to any series of debt securities that we may issue:

   o if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

   o if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

   o if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

   o if specified events of bankruptcy, insolvency or reorganization occur as to us.

    If an event of default with respect to debt securities of any series occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

    The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver will cure the default or event of default.

    Subject to the terms of the indentures, if an event of default under an indenture occurs and is continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:

   o the direction given by the holder is not in conflict with any law or the applicable indenture; and

   o subject to its duties under the Trust Indenture Act, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

    A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

   o the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;

   o the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

   o the indenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

    These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

    We will periodically file statements with the indenture trustee regarding our compliance with specified covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

    We and the indenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

   o to fix any ambiguity, defect or inconsistency in the indenture; and

   o to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

    In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the indenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

   o extending the fixed maturity of the series of debt securities;

   o reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

   o reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

DISCHARGE

    Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

   o register the transfer or exchange of debt securities of the series;

   o replace stolen, lost or mutilated debt securities of the series;


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
   o maintain paying agencies;

   o hold monies for payment in trust;

   o compensate and indemnify the indenture trustee; and

   o appoint any successor indenture trustee.

    In order to exercise our rights to be discharged, we must deposit with the indenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

FORM, EXCHANGE AND TRANSFER

    We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Book-Entry Securities" for a further description of the terms relating to any book-entry securities.

    Subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series, at its option, can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, no service charge will be required for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

    We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

    If we elect to redeem the debt securities of any series, we will not be required to:

   o issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

   o register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The indenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs, Subject to this provision, the indenture trustee is under no obligation to exercise any of the

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
powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

PAYMENT AND PAYING AGENTS

    Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

    We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the indenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

    All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

    The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

SUBORDINATION OF SUBORDINATED NOTES

    The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue, It also does not limit us from issuing any other secured or unsecured debt.


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
            FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT


    This section summarizes the federal income tax issues that you, as a holder of our securities, may consider relevant. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "Taxation of Tax-Exempt Stockholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "Taxation of Non-U.S. Stockholders" below).

    The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

    WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF OWNERSHIP OF OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF OUR COMPANY

    We plan to make an election to be taxed as a REIT under the federal income tax laws effective for our short taxable year beginning on March 23, 2004 and ending on December 31, 2004. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

    If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

   o We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

   o We may be subject to the "alternative minimum tax" on items of tax preference.

   o We will pay income tax at the highest corporate rate on:

      o net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

      o  other non-qualifying income from foreclosure property.

   o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

   o If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under "Requirements for Qualification--Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:


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
      o the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 95% (90% for taxable years prior to 2005) of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by

      o  a fraction intended to reflect our profitability.

   o In the event of a more than de minimis failure of any of the asset tests occurring after January 1, 2005, as described below under "--Requirements for Qualification--Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the applicable quarter, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset test or tests.

   o If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

   o If we fail to distribute during a calendar year at least the sum of:

      o  85% of our REIT ordinary income for the calendar year,

      o  95% of our REIT capital gain net income for the calendar year, and

      o any undistributed income required to be distributed from earlier periods,

    we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

   o We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

   o We will be subject to a 100% tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

   o If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

      o the amount of gain that we recognize at the time of the sale or disposition, and

      o the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

REQUIREMENTS FOR QUALIFICATION

    A REIT is a corporation, trust, or association that meets each of the following requirements:

      1.     It is managed by one or more trustees or directors.

      2. Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

      3. It would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws.

      4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.


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
      5. At least 100 persons are beneficial owners of its shares or ownership certificates.

      6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

      7. It elects to be a REIT, or has made such election for a previous taxable year. and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

      8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

    We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

    We have issued common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in "Restrictions on Ownership and Transfer."

    QUALIFIED REIT SUBSIDIARIES. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

    OTHER DISREGARDED ENTITIES AND PARTNERSHIPS. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. Prior to the admittance of third-party limited partners, our operating partnership will be treated as a disregarded entity. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share, based on percentage capital interests, of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

    TAXABLE REIT SUBSIDIARIES. A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries" or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS.

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Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

    A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have formed a TRS which will engage in activity that could jeopardize our REIT status if engaged in by us and will earn income that would not be qualifying income if earned directly by us.

    TAXABLE MORTGAGE POOLS. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the federal income tax laws if:

   o substantially all of its assets consist of debt obligations or interests in debt obligations;

   o more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

   o the entity has issued debt obligations that have two or more maturities;
     and

   o the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

    Under the Treasury regulations, if less than 80% of the assets of an entity, or portion of an entity, consists of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

    We may make investments or enter into financing and securitization transactions that give rise to us being considered to be, or owning an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary, that is treated as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification generally would, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

    A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or "phantom" income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "--Requirements for Qualification--Distribution Requirements."

    Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder,
(ii) would be subject to tax as unrelated business taxable income in the hands of most tax-exempt stockholders, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See"--Taxation of Tax-Exempt Stockholders" and "--Taxation of Non-U.S. Stockholders." The manner in which excess inclusion

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income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

    If we were to own less than all of the equity interests in an entity that is classified as a taxable mortgage pool, the foregoing rules would not apply. Rather, the entity would be treated as an ordinary corporation for federal income tax purposes, and its taxable income would be subject to corporate income tax. In addition, this characterization could adversely affect our compliance with the REIT gross income and asset tests. We currently do not own, and do not intend to own, some, but less than all, of the equity interests in an entity that is or will become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

    INCOME TESTS. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

   o rents from real property;

   o interest on debt secured by mortgages on real property or on interests in real property;

   o dividends or other distributions on, and gain from the sale of, shares in other REITs;

   o gain from the sale of real estate assets;

   o amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits; and

   o income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

    Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from servicing fees, loan origination fees, financial advisory fees and structuring fees receivable are not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. For taxable years beginning on and after January 1, 2005, income and gain from "hedging transactions" that we enter into to hedge indebtedness incurred, or to be incurred, to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We will monitor the amount of our nonqualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

    RENTS FROM REAL PROPERTY. Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.


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
    First, the amount of rent must not be based in whole or in part on the income or profits of any person. Any participating or percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

   o are fixed at the time the leases are entered into;

   o are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

   o conform with normal business practice.

    More generally, any participating or percentage rent will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. Since the rent that we expect to receive will not be based on the lessees' income or sales, our rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

    Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a "related party tenant") other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our charter prohibits transfers of our common stock that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our common stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

    As described above, we may own up to 100% of the stock of one or more TRSs. As an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as "rents from real property" as long as (i) the TRS is a qualifying TRS (among other things, it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated), (ii) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and
(iii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The "substantially comparable" requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a "controlled TRS") will not be treated as "rents from real property."

    Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both

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
the real and personal property contained in the property at the beginning and at the end of such taxable year (the "personal property ratio"). With respect to each property, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

    Fourth, we generally cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our gross income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not perform any services other than customary ones for our lessees. Furthermore, we have represented that, with respect to other properties that we acquire in the future, we will not perform noncustomary services for the lessees of the property to the extent that the provision of such services would jeopardize our REIT status.

    If a portion of the rent that we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds l5% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular property does not qualify as "rents from real property" because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (iii) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as "rents from real property." In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

    In addition to rent, our lessees are required to pay certain additional charges. To the extent that such additional charges represent either (i) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee's proportionate share of a property's operational or capital expenses or (ii) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that charges described in clause (ii) do not qualify as "rents from real property," they instead may be treated as interest that qualifies for the 95% gross income test.

    INTEREST. The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

   o an amount that is based on a fixed percentage or percentages of receipts or sales; and

   o an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.


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
    If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision generally will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

    Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property--that is, the amount by which the principal amount of the loan exceeds the value of the real estate that is security for the loan.

    Mezzanine loans that we originate generally will not be secured by a direct interest in real property. Instead, our mezzanine loans generally will be secured by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although we anticipate that any mezzanine loans that we extend will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 only to the extent that the interest from those loans, combined with our other nonqualifying income, will not cause us to fail to satisfy the 75% gross income test.

    We also may originate construction or development loans. As stated above, in order to determine whether the interest income from a loan is qualifying income for purposes of the gross income tests, we generally compare the loan amount, or the highest principal amount of a loan outstanding during a taxable year, to the loan value, or the fair market value of the real property securing the loan as of the date we agree to originate or acquire the loan. However, in the case of a construction or development loan, the loan value is equal to the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) which will secure the loan and which are to be constructed from the proceeds of the loan, determined as of the date we agree to originate the loan. If we do not make the construction loan but commit to provide long-term financing following completion of construction, the loan value is determined by using the principles for determining the loan value for a construction loan. In addition, if the mortgage on the real property is given as additional security (or as a substitute for other security) for the loan after our commitment to extend the loan is binding, the loan value is equal to the fair market value of the real property when it becomes security for the loan (or, if earlier, when the borrower makes a binding commitment to add or substitute the property as security).

    The interest, original issue discount, and market discount income that we receive from our mortgage loans and mortgage-backed securities generally are qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. In addition, to the extent that any mezzanine loans that we extend do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of

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the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test.

    FEE INCOME. We may receive various fees in connection with our mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees generally will be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties, origination fees, and financial advisory fees, are not qualifying income for purposes of either income test. To the extent necessary, one of our TRSs will conduct loan servicing and financial advisory functions that generate fee income that is not qualifying income. In this case, the income earned by our TRS from these services will not be included for purposes of the REIT gross income tests.

    DIVIDENDS. Our share of any dividends received from any corporation (including a TRS but not another REIT) in which we own an equity interest will be qualifying income for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

    HEDGING TRANSACTIONS. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. For taxable years prior to 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should have been qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For taxable years beginning on and after January 1, 2005, income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). For those taxable years, a "hedging transaction" means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

    PROHIBITED TRANSACTIONS. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect, from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." To the extent necessary to avoid the prohibited transactions tax, we will conduct sales of our loans through one of our taxable REIT subsidiaries.

    It is our current intention that any securitizations that we undertake with regard to our mortgage loans will not be treated as sales for tax purposes. If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, we intend to securitize our mortgage loans only in non-REMIC transactions.


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    FORECLOSURE PROPERTY. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

   o that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

   o for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

   o for which the REIT makes a proper election to treat the property as foreclosure property.

    However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

   o on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

   o on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

   o which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

    FAILURE TO SATISFY GROSS INCOME TESTS. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

   o our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

   o following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

    For taxable years prior to 2005, any incorrect information on the schedule of the sources of our income must not have been due to fraud with intent to evade tax.

    We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 95% (90% for taxable years prior to 2005) of our gross income exceeds the amount of our income qualifying under the 95% gross income test, in each case multiplied by a fraction intended to reflect our profitability.

    ASSET TESTS. To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. At least 75% of the value of our total assets must consist of:

   o cash or cash items, including certain receivables;


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   o government securities;

   o interests in real property, including leaseholds and options to acquire real property and leaseholds;

   o interests in mortgages on real property;

   o stock in other REITs; and

   o investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

    Of our investments not included in the 75% asset class:

    First, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

    Second, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

    Third, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

    Fourth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

    For purposes of the 5% and 10% asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term "securities" does not include:

   o "Straight debt," defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

      o a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

      o a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

   o Any loan to an individual or an estate;

   o Any "section 467 rental agreement," other than an agreement with a related party tenant;

   o Any obligation to pay "rents from real property";


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   o Any security issued by a state or any political subdivision thereof, the
     District of Columbia, a foreign government of any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

   o Any security issued by a REIT;

   o Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership; or

   o Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "--Requirements for Qualification-Income Tests."

    For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to securities described in the last two bullet points above.

    We believe that all or substantially all of the real property, mortgage loans, and mortgage-backed securities that we own are qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan (determined as described under "Income Tests--Interest" above), a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. In addition, any mezzanine loan that we extend generally will be secured by ownership interests in an entity owning real property. We anticipate that most or all of such mezzanine loans will qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test. See "--Income Tests." However, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as "straight debt" securities for purposes of the 10% value test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 or as "straight debt" securities only to the extent that such loans will not cause us to fail the asset tests described above. Furthermore, to the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the 5% and 10% asset tests with respect to those debt securities.

    We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS will not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

   o we satisfied the asset tests at the end of the immediately preceding calendar quarter; and

   o the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.


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    If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

    In the event that, at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005, we violate the 5% or 10% asset test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we discovered the failure of the asset test. In the event of a more than de minimis failure of any of the asset tests at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we discovered the failure of the asset test and (2) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

    DISTRIBUTION REQUIREMENTS. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

   o the sum of

      o 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

      o 90% of our after-tax net income, if any, from foreclosure property, minus

   o the sum of certain items of non-cash income.

    Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

    We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

   o 85% of our REIT ordinary income for such calendar year,

   o 95% of our REIT capital gain income for such calendar year, and

   o the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the distributed amount for that preceding calendar year. The "grossed up required distribution" for any calendar year is the sum of the taxable income of the REIT for the calendar year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the distributed amount. The distributed amount is the sum of
(i) the deduction for dividends paid during that calendar year, (ii) amounts on which the REIT is required to pay corporate tax, and (iii) the excess, if any, of the distributed amount for the preceding taxable year over the grossed up required distribution for that preceding taxable year. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "Taxation of Taxable U.S. Stockholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.


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    It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

   o Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

   o We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or subordinated structured interests in net lease assets are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

   o We may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles us to share in the gain from the sale of, or the appreciation in, the mortgaged property over the term of the related loan using the constant yield method, even though we may not receive the related cash until the maturity of the loan.

   o We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

   o We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

   o We may recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

    Although several types of non-cash income are excluded in determining the annual distribution requirement, we may incur corporate income tax and the 4% excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

    Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

    RECORDKEEPING REQUIREMENTS. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

FAILURE TO QUALIFY

    If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders

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might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

    For taxable years beginning on and after January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in "--Income Tests" and "--Asset Tests."

TAXATION OF TAXABLE U.S. STOCKHOLDERS

    The term "U.S. stockholder" means a holder of our common stock that, for United States federal income tax purposes, is:

   o a citizen or resident of the United States;

   o a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

   o an estate whose income is subject to U.S. federal income taxation regardless of its source; or

   o any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

    As long as we qualify as a REIT, a taxable "U.S. stockholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for "qualified dividend income." Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

    If we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

    A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See "--Capital Gains and Losses." A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as a preference item.


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    We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

    A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder.

    Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

    Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our REIT taxable income in a particular year. A stockholder's share of excess inclusion income would not be allowed to be offset by any net operating losses otherwise available to the stockholder.

TAXATION OF U.S. STOCKHOLDERS ON THE DISPOSITION OF COMMON STOCK

    In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases substantially identical common stock within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

    A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition,

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the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 ($1,500 for married individuals filing separate returns). A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    We will report to our stockholders and to the IRS the amount of dividends we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

   o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

   o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

    A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS, Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which may require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder's share of our excess inclusion income would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay or are treated as having paid the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

   o the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

   o we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that requires the beneficiaries of the pension

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     trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

   o either

      o at least one pension trust owns more than 25% of the value of our stock; or

      o a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. WE URGE NON-U.S. STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, FOREIGN, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

    A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any ordinary dividend paid to a non-U.S. stockholder unless either:

   o a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

   o the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our REIT taxable income in a particular year.

    A non-U.S. stockholder will not incur U.S. tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, by filing a U.S. tax return, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

    We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.


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    For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. For taxable years prior to 2005, a non-U.S. stockholder was taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus was taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. For taxable years beginning on and after January 1, 2005, capital gain distributions that are attributable to our sale of real property are not subject to FIRPTA and, therefore, will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder did not own more than 5% of the class of our stock on which the distributions are made during the taxable year. As a result, such non-U.S. stockholders generally are subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder will receive a credit against its U.S. federal income tax liability for the amount we withhold.

    A non-U.S. stockholder generally will not incur tax under FIRPTA on gains from the disposition of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the disposition of our stock if the common stock is "regularly traded" on an established securities market. Because the common stock is regularly traded on an established securities market, a stockholder owning 5% or less of our common stock will not incur tax under FIRPTA on gain from the disposition of the common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, and subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

   o the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

   o the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.


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                             OTHER TAX CONSEQUENCES


TAX ASPECTS OF OUR INVESTMENT IN THE OPERATING PARTNERSHIP

    The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the operating partnership. See "Partnership Agreement." The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

    Tax Classification. Prior to the time that third-party limited partners are admitted to the operating partnership, the operating partnership will be treated as a disregarded entity for federal income tax purposes. After such time, we will be entitled to include in our income our distributive share of the operating partnership's income and to deduct our distributive share of the operating partnership's losses only if the operating partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. The remainder of this discussion applies only in the event that the third-party limited partners are admitted to the operating partnership. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

   o is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

   o is not a "publicly traded" partnership.

    Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The operating partnership intends to be classified as a partnership for federal income tax purposes and it will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

    A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception").

    Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns, directly or indirectly, an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. We believe that the operating partnership will qualify for the private placement exclusion.

    We do not intend to request a ruling from the Internal Revenue Service that the operating partnership will be classified as a partnership for federal income tax purposes. If for any reason the operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See
"--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any

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change in the operating partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "--Requirements for Qualification--Distribution Requirements." Further, items of income and deduction of the operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the operating partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the operating partnership's taxable income.

STATE AND LOCAL TAXES

    We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.


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                             BOOK-ENTRY SECURITIES


    We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book-entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described herein will be described in the applicable prospectus supplement.

    Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

    Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

    So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

    Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its

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participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

    If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.


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                              PLAN OF DISTRIBUTION


    We may sell the securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities. We also may sell shares directly to persons through an administrator in connection with a dividend reinvestment or similar plan.

    Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with a sale of the securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers or securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by us to the underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. The maximum compensation to be received by any NASD member will not exceed 10% of the gross offering proceeds plus an additional 0.5% for bona fide due diligence expenses in connection with the sales of securities hereunder. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investors or on the portion of the aggregate principal amount of the particular offered security which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that:

   o the purchase by an institution of the offered securities will not at the time of delivery be prohibited under the laws of any jurisdiction in the U.S. to which such institution is subject; and

   o if the offered securities are being sold to underwriters, we will have sold to such underwriters the total principal amount of such securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our or such institutional investors' performance thereunder.

    We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

                                 LEGAL MATTERS


    The legality of any securities offered hereby will be passed upon for us by Hunton & Williams LLP. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in a prospectus supplement. In addition, we have based the description of federal income tax consequences in "Federal Income Tax Consequences of Our Status as a REIT" upon the opinion of Hunton & Williams LLP.


                                    EXPERTS

    The consolidated financial statements of Capital Lease Funding, Inc. appearing in Capital Lease Funding, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                1,400,000 SHARES





                                 [CapLease LOGO]






             8.125% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)





                             ---------------------
                             PROSPECTUS SUPPLEMENT
                                OCTOBER 13, 2005
                             ---------------------




                              WACHOVIA SECURITIES

                            FRIEDMAN BILLINGS RAMSEY

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